                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant / /

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
     /X/ Preliminary Revised Materials          Rule 14a-6(e)(2))

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               KMART CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               KMART CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     /X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

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

                               KMART CORPORATION
                           INTERNATIONAL HEADQUARTERS
                              TROY, MICHIGAN 48084


                                                                  April 15, 1996


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Kmart Corporation on Tuesday, May 21, 1996. The meeting will be held at the Fisher Theater, located in the Fisher Building, 3011 West Grand Boulevard, Detroit, Michigan and will begin at 10:00 A.M., local time.

     The formal notice of meeting, proxy statement and form of proxy accompany this letter and describe in detail the matters to be acted upon at the meeting.

     As a stockholder, your vote is important. We encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     We hope that you will be able to attend the meeting and look forward to seeing you there.

                                          Sincerely,

                                          FLOYD HALL
                                          Floyd Hall
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                               KMART CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1996

TO THE STOCKHOLDERS OF
KMART CORPORATION

     The Annual Meeting of Stockholders of Kmart Corporation (the "Company") will be held at the Fisher Theater, located in the Fisher Building, 3011 West Grand Boulevard, Detroit, Michigan on Tuesday, the 21st day of May, 1996 at 10:00 A.M., local time, for the following purposes:

          1. To elect five Class I directors for a term expiring in 1999 and to elect one Class II director for a term expiring in 1997, as set forth in the accompanying Proxy Statement.

          2. To act upon a proposal to amend the Company's Directors Stock Plan regarding non-employee directors' stock compensation.

          3. To act upon a proposal to amend the Company's 1992 Stock Option Plan regarding the authority of the Compensation and Incentives Committee to determine post-employment exercise period and size of awards.

          4. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the 1996 fiscal year.


          5-9. To act upon five stockholder proposals, if presented at the meeting, as set forth in the accompanying Proxy Statement, concerning: vesting of stock options; cumulative voting; declassification of the Board of Directors; retirement plan for non-employee directors; and conduct of a feasability study. All of these stockholder proposals are opposed by the Board of Directors.


          10. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of Kmart common stock at the close of business on March 22, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. However, whether you plan to attend or not, we urge you to complete, date, sign and return the enclosed proxy promptly in the envelope provided, to which no postage need be affixed if mailed in the United States, in order that as many shares as possible may be represented at the meeting.

     Holders of a majority of the Company's outstanding common stock must be present in person or by proxy for the meeting to be properly held.

     If you plan on attending the Annual Meeting, please check the appropriate box on the proxy card. Directions to the Annual Meeting are on the back cover. Your admission ticket to the Annual Meeting and parking voucher are included with the proxy materials.

                                          By order of the Board of Directors

                                          NANCIE LADUKE
                                          Nancie W. LaDuke
                                          Vice President and Secretary

Troy, Michigan

April 15, 1996


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR ENCLOSED WHITE PROXY CARD. STOCKHOLDERS WITH QUESTIONS OR REQUIRING ASSISTANCE MAY CALL D.F. KING & CO., INC., WHICH IS ASSISTING THE COMPANY, TOLL-FREE AT (800) 714-3310.

                               KMART CORPORATION

                                PROXY STATEMENT

                         ------------------------------

                              GENERAL INFORMATION


                                                                  April 15, 1996


     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Kmart Corporation (the "Company"), a Michigan corporation, to be used at the Annual Meeting of Stockholders to be held on Tuesday, May 21, 1996, at 10:00 A.M., local time, at the Fisher Theater, located in the Fisher Building, 3011 West Grand Boulevard, Detroit, Michigan, or any adjournment thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about the date shown above. The address of the principal office of the Company is 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time by notice in writing to the Secretary of the Company prior to the Annual Meeting, by submitting a subsequent proxy or by attending and voting in person at the Annual Meeting prior to the close of voting. Unless the proxy is revoked, the shares represented thereby will be voted as specified in such proxy at the Annual Meeting or any adjournment thereof. Shares for which proxies are marked "abstain" will be treated as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on only some of the Proposals will nevertheless be treated as present for purposes of determining the presence of a quorum, but will not be entitled to vote on any Proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes"). In tabulating the vote on the election of directors and Proposals 2, 3, 4, 5, 6, 7, 8 and 9, abstentions and broker non-votes will be disregarded, which will have the effect of reducing the total number of shares from which any required majority is calculated.

     The Company has adopted a policy providing for confidential voting. Pursuant to that policy, stockholder proxies will be tabulated by representatives of the Company's stock transfer agent, The First National Bank of Boston (the "Bank of Boston"), and, subject to certain limited exceptions, including a contested proxy solicitation, how a stockholder voted will not be disclosed to the Company prior to final tabulation of the vote.

     The voting securities of the Company consist of common stock, par value $1.00 per share ("Common Stock"). At the close of business on March 22, 1996, the record date for the Annual Meeting, there were 482,124,711 shares of Common Stock outstanding, each of which is entitled to one vote. The presence of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

     NBD Bank ("NBD") is the record holder of shares of Common Stock for participants in the Kmart Corporation Retirement Savings Plan including the Kmart Corporation Employee Stock Ownership Plan. NBD has advised that it intends to tender its proxy: (i) with respect to shares for which voting instructions are received, as instructed by the participant; and (ii) with respect to shares for which no voting instructions are received, in the same proportion as the shares for which voting instructions are received.


     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers and regular employees of the Company in person or by telephone. The Company has retained D.F. King & Co., Inc. to assist in the distribution of proxy solicitation materials. It is anticipated that approximately 60 persons will be used by D.F. King & Co., Inc. in its solicitation efforts. Total expenditures for the solicitation of proxies (including fees of attorneys, accountants, public relations or financial advisors, solicitors, printing, transportation and other costs incidental to the solicitation) are estimated to be $50,000, and total cash expenditures to date have been approximately $10,000. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of the stock of the Company.

                            ------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the knowledge of the Company, no person beneficially owns 5% or more of the outstanding shares of Common Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Articles and By-laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at thirteen, as of May 21, 1996. The Articles and By-laws further provide that directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     In accordance with the recommendation of its Nominating Committee, the Board has nominated James B. Adamson, Stephen F. Bollenbach, Floyd Hall, Robert
D. Kennedy and William P. Weber for election as Class I directors for a term expiring at the 1999 annual meeting, and James O. Welch, Jr. for election as a Class II director for a term expiring at the 1997 annual meeting, and in each case until their successors are elected and qualified. All of the nominees are presently directors of the Company who were elected by the Board of Directors since the last annual meeting of stockholders and whose terms expire at the 1996 Annual Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections by stockholders until the expiration of their terms at the 1997 or 1998 annual meeting, as the case may be.


     It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the nominees listed herein. The proposed nominees are willing to be elected and serve, but in the event any nominee at the time of election is unable to serve or is otherwise unavailable for election, it is intended that the votes will be cast pursuant to the accompanying proxy for substitute nominees designated by the Board, unless the Board reduces the number of directors to be elected. The Board is unaware of any need for substitute nominees. (Also see "Other Business/Future Stockholder Proposals" on Page 26 herein for information regarding an individual nominated by two labor unions to stand for election to the Board of Directors.)


     DIRECTORS ARE ELECTED BY A PLURALITY OF VOTES CAST BY HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. ADAMSON, BOLLENBACH, HALL, KENNEDY AND WEBER AS CLASS I DIRECTORS AND MR. WELCH AS A CLASS II DIRECTOR OF THE COMPANY.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     The following information is furnished for each person who is nominated for election as a director or who is continuing as an incumbent director: name; age; whether such person is a nominee for election ("Nominee") or an incumbent director whose term does not expire at this Meeting ("Incumbent"); the year in which his or her term is to expire; principal occupation and employment during the past five years; boards of directors of other publicly owned companies on which he or she serves; how long he or she has served as a director of the Company; and committees of the Board of which he or she is a member.

JAMES B. ADAMSON, 48 (Nominee -- Term to expire in 1999)


Chairman and Chief Executive Officer, Flagstar Companies, Inc. (food services and restaurant franchises). Previously served as Chief Executive Officer, Chief Operating Officer and Retail President, respectively, of Burger King Corporation and Executive Vice President, Marketing of Revco Drug Stores. Director of Oxford Health Plans and New World Coffee, Inc. Has served as a director of Kmart Corporation since March 19, 1996.


LILYAN H. AFFINITO, 64 (Incumbent -- Term to expire in 1998)

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Director of Caterpillar, Inc., Chrysler Corporation,

Jostens Inc., Lillian Vernon Corporation, New England Telephone Company and New York Telephone Company (subsidiaries of Nynex Corporation) and Tambrands, Inc. Has served as a director of Kmart Corporation since 1990. Member of Audit and Executive/Finance Committees.

STEPHEN F. BOLLENBACH, 53 (Nominee -- Term to expire in 1999)

President and Chief Executive Officer of Hilton Hotels Corporation. Previously served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, as President and Chief Executive Officer of Host Marriott Corporation and as Chief Financial Officer of the Trump Organization. Director of America West Airlines, Inc. Election as a director of Kmart Corporation will be effective April 16, 1996.

JOSEPH A. CALIFANO, JR., 64 (Incumbent -- Term to expire in 1997)

Chairman and President, Center on Addiction and Substance Abuse at Columbia University, author and health care consultant. Formerly Senior Partner, Law Firm of Dewey Ballantine. Director of Authentic Fitness Corp., Automatic Data Processing, Inc., Chrysler Corporation, New England Telephone Company and New York Telephone Company (subsidiaries of Nynex Corporation), The Travelers Inc. and Warnaco, Inc. Has served as a director of Kmart Corporation since 1990. Member of Compensation and Incentives and Nominating Committees.

RICHARD G. CLINE, 61 (Incumbent -- Term to expire in 1998)


Chairman, Hawthorne Investors, Inc. (management advisors and personal investments). Former Chairman and Chief Executive Officer of NICOR, Inc. (natural gas distribution and containerized shipping). Previously served as Chairman, President and Chief Executive Officer, NICOR, Inc. Director of Whitman Corporation. Has served as a director of Kmart Corporation since 1995. Member of Compensation and Incentives and Executive/Finance Committees.


WILLIE D. DAVIS, 61 (Incumbent -- Term to expire in 1998)

President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, The Dow Chemical Company, Johnson Controls, Inc., L.A. Gear, Inc., MGM Grand, Inc., Rally's Hamburgers, Inc., Sara Lee Corporation, Strong Funds and WICOR, Inc. Has served as a director of Kmart Corporation since 1986. Member of Compensation and Incentives and Nominating Committees.

ENRIQUE C. FALLA, 56 (Incumbent -- Term to expire in 1997)

Executive Vice President of The Dow Chemical Company. Previously served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company. Director of The Dow Chemical Company and Guidant Corporation. Has served as a director of Kmart Corporation since 1992. Member of Audit and Executive/Finance Committees.

JOSEPH P. FLANNERY, 64 (Incumbent -- Term to expire in 1998)

Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Director of APS Holding Corp., Arvin Industries, Inc., Ingersoll Rand Company, Newmont Gold Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985. Member of Nominating and Executive/Finance Committees.

FLOYD HALL, 57 (Nominee -- Term to expire in 1999)


Chairman of the Board, President and Chief Executive Officer. Previously served as Chairman and Chief Executive Officer of Alva Reproductions Inc. (museum reproductions), Glass Masters Inc. (stained glass products) and The Museum Co. (retail stores) and as Chairman of Lynx Technologies Inc. (telecommunications). Prior to that, served as Chairman and Chief Executive Officer of The Grand Union Company, Target Stores and B. Dalton Booksellers Inc. Director of Jundt Growth Fund and Jundt Emerging Growth Fund. Has served as a director of Kmart Corporation since June 4, 1995. Member of Executive/Finance Committee.

ROBERT D. KENNEDY, 63 (Nominee -- Term to expire in 1999)

Retired Chairman of the Board and Chief Executive Officer of Union Carbide Corporation (chemicals and plastics manufacturer). Director of Sun Oil Co., Union Carbide Corporation, Union Camp Corporation and UCAR International Inc. Has served as a director of Kmart Corporation since March 19, 1996.

J. RICHARD MUNRO, 65 (Incumbent -- Term to expire in 1997)

Chairman of the Executive Committee of Time Warner Inc. (entertainment and communications). Previously served as Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc. and as Chairman of the Board and Chief Executive Officer of Time Inc. (communications). Director of Genentech, Inc., Kellogg Company, Mobil Corporation and Time Warner Inc. Has served as a director of Kmart Corporation since 1990. Member of Compensation and Incentives and Nominating Committees.

WILLIAM P. WEBER, 55 (Nominee -- Term to expire in 1999)

Vice Chairman of Texas Instruments Incorporated (diversified electronics manufacturer). Previously served as Executive Vice President, Components Sector President of Texas Instruments Corporation. Director of Texas Instruments Corporation. Has served as a director of Kmart Corporation since March 19, 1996.

JAMES O. WELCH, JR., 64 (Nominee -- Term to expire in 1997)

Former Vice Chairman of RJR Nabisco, Inc. and Chairman of Nabisco Brands, Inc. Director of TECO Energy, Inc. and Vanguard Group of Investment Companies. Has served as a director of Kmart Corporation since July 18, 1995. Member of Audit and Compensation and Incentives Committees.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock owned by the Company's directors, including nominees for election as directors, each of the current executive officers named under Compensation of Officers herein and all of the directors and executive officers as a group, as of March 7, 1996.


                                                                                     PERCENTAGE
                                                                                     OF COMMON
                            NAME                                SHARES                 STOCK
- ------------------------------------------------------------   ---------            ------------
James B. Adamson(1).........................................       1,000                  *
Lilyan H. Affinito..........................................       9,196                  *
Stephen F. Bollenbach(1)....................................      10,000                  *
Joseph A. Califano, Jr. ....................................       4,654                  *
Richard G. Cline............................................      10,634                  *
Willie D. Davis.............................................       4,586                  *
Enrique C. Falla............................................       4,366                  *
Joseph P. Flannery..........................................       6,056                  *
Ronald J. Floto.............................................       3,386                  *
Floyd Hall..................................................     663,934                  *
David B. Harper(2)..........................................       3,654                  *
Donald W. Keeble(3).........................................      78,439                  *
Robert D. Kennedy(1)........................................      10,000                  *
F. James McDonald(2)........................................      12,206                  *
J. Richard Munro............................................       7,145                  *
Lawrence Perlman(2).........................................       3,634                  *
Marvin P. Rich..............................................      17,092                  *
Gloria M. Shatto(2).........................................       4,586                  *
Thomas W. Watkins(3)........................................     238,993                  *
William P. Weber(1).........................................       3,000                  *
James O. Welch, Jr.(4)(5)...................................     133,522                  *
Directors and executive officers as a group (50
  persons)(1)-(5)...........................................   2,208,017                  *


- -------------------------
 *  Less than 1%.

(1) Stock ownership of directors who joined the Board of Directors after March 7, 1996 is as of the date of their election to the Board.

(2) Director's term of office will expire as of the date of the 1996 Annual Meeting.


(3) Includes shares of Common Stock that can be acquired by exercise of stock options within 60 days of March 7, 1996 as follows: Mr. Keeble -- 61,500 shares; Mr. Watkins -- 205,400 shares; and all directors and executive officers as a group -- 977,934 shares.



(4) Mr. Welch shares voting and investment power as to 18,759,571 shares of Common Stock, owned by one or more of the Vanguard Group of Investment Companies of which he is a director. If such additional shares were included, executive officers and directors as a group would be considered to beneficially own 20,967,951 shares, or 0.043%, of Common Stock, including 0.039% for Mr. Welch. Mr. Welch disclaims beneficial ownership of such shares.


(5) Includes 86,000 shares of Common Stock held by trusts of which Mr. Welch or his wife is a co-trustee.

COMMITTEES OF THE BOARD

     Following are the committees of the Board, the members of each committee as of the date hereof, the number of meetings held by each committee during the Company's fiscal year ended January 31, 1996, and a brief description of the functions performed by each committee.

AUDIT COMMITTEE

     Members: Lilyan H. Affinito (Chair), Enrique C. Falla, David B. Harper, Lawrence Perlman, Gloria M. Shatto and James O. Welch, Jr. This Committee is comprised solely of non-employee directors.

     Number of Meetings: 7

     Functions: Recommending to the Board the selection of independent accountants; approving the nature and scope of services performed by the independent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's internal auditing, accounting and financial controls; and providing assistance to the Board with respect to corporate and reporting practices of the Company.

COMPENSATION AND INCENTIVES COMMITTEE

     Members: F. James McDonald (Chair), Joseph A. Califano, Jr., Richard G. Cline, Willie D. Davis, J. Richard Munro and James O. Welch, Jr. This Committee is comprised solely of non-employee directors.

     Number of Meetings: 11

     Functions: Determining the nature and amount of compensation of all executive officers of the Company and its subsidiaries; and administering the Company's Stock Option, Performance Restricted Stock, Annual Incentive Bonus, Management Stock Purchase and Directors Stock Plans. This Committee is assisted as needed by an independent consultant which reports directly to the Committee.

EXECUTIVE/FINANCE COMMITTEE

     Members: Lilyan H. Affinito, Richard G. Cline, Enrique C. Falla, Joseph P. Flannery, Floyd Hall and David B. Harper.

     Number of Meetings: 4

     Functions: Exercising the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as provided by law or by resolution of the Board; reviewing and overseeing corporate operating and financial policies, procedures and plans; making recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investment of funds; and reviewing and overseeing the Employee Pension Plan and Pension Fund and the Retirement Savings Plan/Profit Sharing Program and Funds.

NOMINATING COMMITTEE

     Members: J. Richard Munro (Chair), Joseph A. Califano, Jr., Willie D. Davis, Joseph P. Flannery, F. James McDonald, Lawrence Perlman and Gloria M. Shatto. This Committee is comprised solely of non-employee directors.

     Number of Meetings: 9

     Functions: Recommending to the Board nominees for election as directors. In performing this function, the Committee will consider nominees recommended by stockholders. Such recommendation should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee. In addition, the By-laws of the Company establish certain procedures concerning stockholder nominations for election of directors. The By-laws require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders' meeting at which the directors are to be elected: 90 days in advance of an annual meeting, and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation.

     There were 18 meetings of the Board during the fiscal year ended January 31, 1996. Each director attended at least 75% of the total number of Board and committee meetings held while he or she served as a director or member of the committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. In addition to the retainer, Mr. Perkins, who served as non-executive Chairman of the Board from January 17 to June 4, 1995 and retired from the Board as of December 31, 1995, received an additional stipend of $209,680. Twenty percent (and at the election of the director, up to 50%) of the annual retainer, as well as Mr. Perkins' stipend, was paid in Common Stock in lieu of cash pursuant to the Directors Stock Plan in 1995.

     Under the Company's Deferred Compensation Plan for Non-Employee Directors and the Directors Stock Plan, a director may elect to defer all or any portion of his or her compensation for services as a director which is payable in cash or Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5% and deferred shares of Common Stock are credited with an amount equal to any dividends payable on such shares, which are converted on a quarterly basis to additional shares.

     Effective January 1, 1996, the Board of Directors approved terminating benefits to new directors and freezing the accrual of future benefits to existing directors under the Directors Retirement Plan, subject to approval of stockholders of Proposal 3 herein. Until December 31, 1995, under the Company's Directors Retirement Plan, non-employee directors who served on the Board (i) until they reached the mandatory retirement age established by the Company for such directors (currently the date of expiration of his or her then current term of office following age 70), or (ii) at least 10 years, upon retirement from the Board or age 65, whichever was later, received an annual benefit equal to the annual retainer at the time of retirement. The benefit was payable to the director (or surviving spouse) for the lesser of 10 years or a period equal to the director's period of service on the Board.

     Directors who are employees of the Company or its subsidiaries do not receive the aforesaid compensation or benefits.

COMPENSATION OF OFFICERS

     SUMMARY COMPENSATION TABLE. The following table sets forth information regarding the compensation for services in all capacities to the Company in fiscal years 1993, 1994 and 1995 of (i) the Chief Executive Officer as of January 31, 1996, (ii) each of the other four most highly compensated executive officers of the Company as of January 31, 1996 and (iii) one individual who served as the Chief Executive Officer until March 21, 1995.


                                                                               LONG-TERM COMPENSATION
                                                                 --------------------------------------------------
                                  ANNUAL COMPENSATION            SECURITIES   RESTRICTED
          NAME AND           ------------------------------      UNDERLYING     SHARE               ALL OTHER
     PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)       OPTIONS(#)   AWARDS($)       COMPENSATION($)(4)(5)
- ---------------------------- ----    ---------   ----------      ----------   ----------      ---------------------
F. Hall..................... 1995    $ 660,300   $1,000,000(2)   3,450,000    $6,375,000(3)                -0-
  Chairman of the Board,     1994          -0-          -0-            -0-           -0-                   -0-
  President and Chief        1993          -0-          -0-            -0-           -0-                   -0-
  Executive Officer(1)
R. J. Floto................. 1995      500,000      103,280(6)     140,000           -0-                   -0-
  Executive Vice President   1994      166,667      134,349         60,000           -0-                   -0-
  and President,             1993          -0-          -0-            -0-           -0-                   -0-
  Super Kmart Centers
M. P. Rich.................. 1995      500,000      103,280(7)     130,000           -0-           $     1,250
  Executive Vice President,  1994      146,154      100,000         70,000           -0-                   -0-
  Strategic Planning,        1993          -0-          -0-            -0-           -0-                   -0-
  Finance and Administration
T. W. Watkins............... 1995      365,000       85,626(8)      40,000           -0-                10,950
  Senior Vice President,     1994      350,000          -0-         29,000           -0-                12,963
  International and          1993      335,000       82,102         29,000           -0-                13,919
  Off-Shore Retailing
D. W. Keeble................ 1995      350,000       74,620(9)     100,000           -0-                10,500
  Executive Vice President,  1994      300,833          -0-         48,000           -0-                 9,025
  Store Operations           1993      267,083          -0-         29,000           -0-                 8,603
J. E. Antonini.............. 1995      153,800          -0-        200,000(10)       -0-             1,267,833
  Former Chief Executive     1994      923,000          -0-        125,000           -0-                27,540
  Officer                    1993      893,000          -0-        125,000           -0-                23,293


- -------------------------
 (1) Mr. Hall was named Chairman of the Board, President and Chief Executive Officer as of June 4, 1995.

 (2) All of Mr. Hall's 1995 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan. The value of the stock was $1,250,000.

 (3) This amount represents the value of 500,000 restricted shares of Common Stock issued under the Company's Performance Restricted Stock Plan (based on the market price of the stock as of the date of issue) pursuant to Mr. Hall's employment contract with the Company.

 (4) The value of perquisites, and other personal benefits, if any, is not included because in each instance the aggregate incremental cost for such benefits was below the required disclosure thresholds of the Securities and Exchange Commission.


 (5) Except for Mr. Antonini, the dollar amounts under "All Other Compensation" consist of employer contributions under the Company's Retirement Savings Plan and Supplemental Savings Plan. The Supplemental Savings Plan provides benefits to the extent that the Employee Retirement Income Security Act (ERISA) limits the amount of employer contributions to which a participant would otherwise be entitled under the Retirement Savings Plan absent such limitation. In fiscal 1995, such employer contributions for Messrs. Watkins and Keeble were credited under the Supplemental Savings Plan. For Mr. Antonini, "All Other Compensation" consists of $345 in employer contributions to the Retirement Savings Plan and $1,267,488 in severance payments.


 (6) $20,656 of Mr. Floto's 1995 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan. The value of the stock was $25,820.

 (7) All of Mr. Rich's 1995 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan. The value of the stock was $129,100.

 (8) $21,671 of Mr. Watkins' 1995 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan. The value of the stock was $27,089.

 (9) $4,975 of Mr. Keeble's 1995 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan. The value of the stock was $6,218.

(10) Mr. Antonini resigned as of March 21, 1995 and these options were forfeited.

     OPTION GRANTS IN FISCAL YEAR 1995. The following table shows all grants to each of the executive officers named under Compensation of Officers herein in fiscal 1995. (Stock Appreciation Rights are not permitted under the Company's Stock Option Plans.)


                                                     % OF TOTAL
                                                   OPTIONS GRANTED                                     GRANT DATE
                                OPTIONS GRANTED    TO EMPLOYEES IN    EXERCISE PRICE    EXPIRATION    PRESENT VALUE
                                    (#)(1)           FISCAL 1995        ($/SH)(2)          DATE          ($)(3)
                                ---------------    ---------------    --------------    ----------    -------------
F. Hall......................      3,450,000            41.01%            $12.75            6/4/05     $ 9,108,000
R. J. Floto..................        140,000             1.66              12.38            3/9/05         358,400
M. P. Rich...................        130,000             1.55              12.38            3/9/05         332,800
T. W. Watkins................         40,000             0.48              12.38            3/9/05         102,400
D. W. Keeble.................        100,000             1.19              12.38            3/9/05         256,000
J. E. Antonini...............        200,000(4)            --                 --                --              --


- -------------------------

(1) Options shown above will become exercisable on June 4, 1998 for Mr. Hall and March 9, 1998 for all other officers.



(2) All options were granted at a price equal to 100% of the market value of the Common Stock on date of grant (June 4, 1995 for Mr. Hall and March 9, 1995 for all other officers). The exercise price may be paid in cash, already owned shares or a combination of both.


(3) This column represents the present value of the options on the date of grant using the Black-Scholes option pricing model for the Common Stock, utilizing the following assumptions: five-year stock price volatility of .3294; dividend yield of 6.86%; 10 year option term; 7.9% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield, interest rate.

(4) Mr. Antonini resigned as of March 21, 1995 and these options were forfeited.

     OPTION EXERCISES IN FISCAL YEAR 1995 AND OPTION VALUES AT FISCAL YEAR
END. The following table provides information as to options exercised by each of the executive officers named under Compensation of Officers herein in fiscal 1995 and the value of options held by such executive officers at fiscal year end measured in terms of the closing price of the Common Stock on January 31, 1996.

                                                                               NUMBER OF              VALUE OF
                                                                              UNEXERCISED           UNEXERCISED
                                                                          OPTIONS AT 1/31/96     OPTIONS AT 1/31/96
                                                                                  (#)                   ($)
                    SHARES ACQUIRED    AGGREGATE VALUE    ANNUAL VALUE
                    ON EXERCISE(#)       REALIZED($)      REALIZED($)        EXERCISABLE/          EXERCISABLE/
                                                                            UNEXERCISABLE         UNEXERCISABLE
                    ---------------    ---------------    ------------    -------------------    ------------------
F. Hall.............        -0-                $--              $--             -0- /3,450,000         $-0-/-0-
R. J. Floto.........        -0-                 --               --             -0- /  200,000          -0-/-0-
M. P. Rich..........        -0-                 --               --             -0- /  200,000          -0-/-0-
T. W. Watkins.......        -0-                 --               --         205,400 /   69,000          -0-/-0-
D. W. Keeble........        -0-                 --               --          61,500 /  148,000          -0-/-0-
J. E. Antonini(1)...        -0-                 --               --       1,244,200 /     -0-           -0-/-0-

- -------------------------
(1) Mr. Antonini resigned as of March 21, 1995.

                             PENSION PLAN TABLE(1)

     The following table illustrates the estimated annual benefits payable under the combined Employee Pension Plan and Supplemental Pension Benefit Plan described below under the final average compensation formula (prior to the applicable Social Security reduction) for employees at various levels of compensation and years of service after age 21 and assumes that the Plans will continue in their present form until the employee's retirement and that the employee will continue in the employ of the Company or a participating subsidiary until age 65.

                                                       YEARS OF SERVICE(3)
                               --------------------------------------------------------------------
      REMUNERATION(2)          15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ----------------------------   --------       --------       --------       --------       --------
$  125,000..................   $ 28,125       $ 37,500       $ 46,875       $ 56,250       $ 65,625
   150,000..................     33,750         45,000         56,250         67,500         78,750
   200,000..................     45,000         60,000         75,000         90,000        105,000
   250,000..................     56,250         75,000         93,750        112,500        131,250
   300,000..................     67,500         90,000        112,500        135,000        157,500
   350,000..................     78,750        105,000        131,250        157,500        183,750
   400,000..................     90,000        120,000        150,000        180,000        210,000
   450,000..................    101,250        135,000        168,750        202,500        236,250
   500,000..................    112,500        150,000        187,500        225,000        262,500
   600,000..................    135,000        180,000        225,000        270,000        315,000
   700,000..................    157,500        210,000        262,500        315,000        367,500
   800,000..................    180,000        240,000        300,000        360,000        420,000
   900,000..................    202,500        270,000        337,500        405,000        472,500
 1,000,000..................    225,000        300,000        375,000        450,000        525,000
 1,100,000..................    247,500        330,000        412,500        495,000        577,500

- -------------------------
(1) The accrual of benefits under the Company's tax-qualified Employee Pension Plan was frozen as of January 31, 1996. Therefore, service after January 31, 1996 is not recognized for benefit calculation purposes, but is recognized for vesting purposes. The Plan will provide benefits computed under (i) a career average formula at 1.25% of the employee's compensation for each year of credited service prior to January 31, 1996, or (ii) a final average compensation formula at 1.50% of the average of the employee's best five compensation years multiplied by years of service after age 21 and prior to January 31, 1996 up to 35 years minus 2% of the employee's Social Security benefit for each year of service up to 30 years, whichever formula provides the greater benefit. Since the formula described in (ii) provides the greater benefit to the executive officers named under Compensation of Officers herein, the Pension Plan Table illustrates the estimated annual benefits payable under that formula (prior to the applicable Social Security reduction).

    The Company has also adopted a Supplemental Pension Benefit Plan which provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation; provided, however, that the maximum annual benefit payable under the Plans on a combined basis is $623,820, as adjusted by any increase in the urban consumer price index after January 1, 1996 to the date of retirement.

    The amounts shown are based on the pension being paid only during the lifetime of the retired employee and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment. The years of service after age 21 for those executive officers named under Compensation of Officers herein are: F. Hall -- 1 year; R.J. Floto -- 1 year; M.P. Rich -- 1 year; T.W. Watkins -- 29 years; D.W. Keeble -- 25 years; and J.E. Antonini (who resigned as of March 21, 1995) -- 31 years.

(2) "Remuneration" is the average compensation of an employee during their 5 highest years preceding January 31, 1996. Compensation covered by the Plans for the executive officers named under Compensation of Officers herein is the sum of their annual salary and bonus, as shown in the Summary Compensation Table.

(3) The pension amounts shown in the table are subject to reduction by 2% of the employee's Social Security benefit for each year of service prior to January 31, 1996 up to a maximum of 30 years. The maximum reduction at age 65 is currently $9,596.

     The Company also has adopted a Supplemental Executive Retirement Plan for the purpose of providing supplemental retirement income to executive officers of the Company who retire prior to age 65 or who are hired by the Company later in their careers, whom the Board of Directors approves as eligible to receive benefits under the Plan. Benefits are determined by the Board of Directors based on the position, responsibilities and rate of compensation of the employee, benefits payable or which would have been payable under other plans, and such other factors as the Board may deem relevant. Mr. Antonini has been designated a participant in the Plan.

     EMPLOYMENT AND SEVERANCE ARRANGEMENTS. The Company has entered into employment or severance agreements with the executive officers named under Compensation of Officers herein. Mr. Hall's agreement, which has a term ending June 3, 2000, provides for an annual salary of at least $1 million, an annual on-plan incentive bonus of at least $1 million (guaranteed for fiscal 1995 and based on the attainment of performance goals in the future) and the 1995 grants of the stock options and restricted shares described under Compensation of Officers herein. If his employment is terminated by the Company other than for cause or disability or if he terminates for good reason, he will be entitled to receive monthly severance payments equal to his monthly base salary at the time of termination, plus 1/12th the annual on-plan bonus for the year in which termination occurred (the "severance payments"). The severance payments will be made during a severance period equal to the term remaining on his employment agreement at the time of termination, but in no event for less than 12 months nor more than 36 months. In addition, if his employment is terminated without cause and within two years of a change in control of the Company, he would be entitled to receive a lump sum payment equal to the severance payments. The agreements entered into with the other four current executive officers named under Compensation of Officers, as well as with Mr. Antonini, the Company's former CEO, are substantially similar and provide that, if employment is terminated by the Company, other than for cause or disability, or if the executive officer terminates employment for good reason, he will be entitled to receive severance payments in monthly installments during a two year severance period following termination equal to his monthly base salary at the time of termination, plus 1/12th the annual on-plan bonus targeted for the year in which termination occurred, which payments will be reduced by the amount of compensation received from other employment. (The executive officer has an obligation to seek such other employment.) In the event of termination for cause or disability, the executive officer would not receive any severance payments under the agreement. The Company estimates that if the employment of Messrs. Hall, Floto, Rich, Watkins and Keeble were terminated in 1996, and severance payments were due to them under their severance agreements, the total payments due for the entire severance period (assuming no reduction for other employment) would be approximately $7,263,900. Mr. Antonini resigned from the Company in March 1995 after 31 years, 2 months of service. In addition to any payments contractually due him under his severance agreement, Mr. Antonini will, commencing at the end of his two year severance period, receive supplemental pension benefits based on the equivalent of two additional years of service at his rate of pay at the time of termination. As a result, Mr. Antonini will receive retirement income in the approximate amount of $527,064 per year (on a life income basis), the amount that would be paid for 33 years, two months of service at his rate of pay at the time of termination. The Company also paid for certain tax and financial counseling services for Mr. Antonini for a one year period and is providing office space and related services during his two year severance period.

     The Company also entered into an employment agreement in December 1995 with Warren Flick to serve as Executive Vice President of the Company and President and General Merchandise Manager, U.S. Kmart Stores. The terms of the agreement provide for a one-time hiring payment of $1,000,000, an annual salary of at least $600,000, an annual on-plan incentive bonus opportunity (guaranteed in the amount of $300,000 for 1996 and based on the attainment of performance goals in the future), stock options for 400,000 shares of Common Stock upon commencement of employment and for 250,000 shares of Common Stock in 1996, in each case at the then current market price. (Mr. Flick purchased 100,000 shares of Common Stock with his one-time hiring payment.) In the event Mr. Flick's employment is terminated by the Company other than for cause or disability or if he terminates for good reason, severance payments are provided under the agreement for up to 24 months equal to his monthly base salary at the time of termination plus 1/12th of his annual on-plan bonus for the year in which termination occurred. As a component of the compensation package offered to Mr. Flick, the agreement also provides for an interest-free loan of $1 million. The loan has a maturity date of January 31, 2003. So long as Mr. Flick remains an employee of the Company, the following amounts of the loan will be forgiven: (i) at the end of fiscal 1996, by the amount by which his 1996 base salary and incentive bonus are less than $1 million, and (ii) at the end of each fiscal year thereafter, by the amount by which his annual base salary is less than $1 million. In addition, if Mr. Flick's employment is terminated due to death or disability, then the outstanding principal amount of the loan will be forgiven. If Mr. Flick voluntarily terminates his employment with the Company or if the Company terminates his employment for cause, the then outstanding principal amount of the loan will become immediately due and payable.

COMPENSATION AND INCENTIVES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is composed of six independent non-employee directors.

1995 CEO Compensation


     The Company, which faced a difficult year in 1995, was faced with the challenging task of recruiting a new CEO. Floyd Hall, an experienced and talented retailer with a history of significant achievement -- including over 20 years as CEO of three major retail corporations, was successfully recruited for this key position in June 1995.


     The key components of the Company's executive compensation program consist of salary, annual incentive bonus, stock purchases and stock options. Historically, the Committee's policy with respect to these elements links a significant portion of executive compensation with performance. In the circumstance of hiring new executive officers during the past year -- in order to compete in the marketplace for executive talent -- initial compensation was of necessity less performance based than executive officer compensation has been on an on-going basis. The compensation used to attract Mr. Hall to the Company was heavily weighted with Company stock, in order to more closely align the CEO's interests with those of stockholders. He was granted options for 3.45 million shares of the Company's Common Stock, priced at their market price as of the date of grant. Such stock options are inherently performance based since, by their terms, no value is received unless the price of the stock appreciates after the date of grant. In addition, Mr. Hall was issued 500,000 shares of restricted stock under the Company's Performance Restricted Stock Plan. This gives Mr. Hall a significant equity interest in the Company, as well as assuring his continuing employment, since both the options and restricted shares, by their terms, will not vest until June 3, 1998, and, generally only if Mr. Hall remains an employee of the Company for that time period. The number of options and restricted shares granted to Mr. Hall was arrived at through negotiations of Mr. Hall's employment agreement with the Company.


     Mr. Hall was also guaranteed a bonus of $1 million cash for fiscal 1995. Mr. Hall voluntarily elected to use 100% of this cash bonus to purchase restricted shares of Company Common Stock at an effective 20% discount under the Company's Management Stock Purchase Plan. Such shares will also be restricted from transfer or sale until June 3, 1998.



     Mr. Hall's 1995 salary was fixed at the rate of $1 million per year. This was competitive with salaries being paid CEO's of comparable size companies according to an annual executive compensation survey, discussed below, in which the Company and other multi-billion dollar U.S. retailers participated. At his request, Mr. Hall did not receive a salary increase for fiscal 1996.


Compensation Strategy and Objectives

     The Committee has a long-standing philosophy that compensation of executive officers and others should be directly and materially linked to the Company's operating performance. The Committee believes that the achievement of performance objectives over time is the primary determinant of share price. To this end, executive compensation on an on-going basis is weighted towards compensation paid on the basis of performance.

     The underlying objectives of the Committee's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to achieve optimum performance for the Company, to link executive and shareholder interests through equity based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Committee conducts a review of the Company's executive compensation program, assisted as needed by an independent compensation consultant, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

     In addition, at the beginning of the fiscal year, near term and long term performance goals are submitted to the Committee for its review and approval. At the end of the fiscal year, the progress toward achieving these objectives is again reviewed by the Committee, and compensation decisions are based on their evaluation of performance for the year.

     The Committee's policy with respect to each of the components of the Company's executive compensation program are discussed below. Through these programs, a very significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders.

     The Committee has also adopted a policy that, while maintaining an appropriately competitive compensation program, it will endeavor to take the necessary steps so that all compensation paid to executive officers will be tax deductible to the Company under Section 162(m) of the Internal Revenue Code.

Base Salary

     The base salary of executive officers is initially determined by analyzing and evaluating the responsibilities of the position. Each position is then matched to a comparable position in the competitive marketplace or, for positions unique to the Company, to a position with a comparable level of responsibility within the Company, and it is slotted into a structure of graduated salary levels that has been established by reference to an annual executive compensation survey in which the Company and other multi-billion dollar U.S. retailers participate. (There were 17 multi-billion dollar U.S. retailers participating in the survey at the time in 1995; this number may vary slightly from year to year as the participating companies change from time to time.) The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goal for executive officers is targeted at the 50th percentile of salaries for comparable positions. Any annual salary adjustment, within each applicable position/salary grade, is determined based on the performance of the individual (including the achievement of his or her annual objectives). The retail companies included in the survey represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index, contained in the Company's stock performance graph below. The Committee believes that the means by which comparative salary levels are determined are appropriate since they enable the Company's executive salary structure to reflect the practice of retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.

Annual Incentive Bonus

     At the commencement of the fiscal year, incentive bonus criteria for executive officers including corporate and business unit performance objectives are submitted to the Committee for its review and approval. Participants are assigned threshold, on-plan and maximum bonus levels. The on-plan incentive bonus may be earned if the bonus criteria including annual objectives are achieved. Generally the annual incentive bonus opportunity for each executive officer is based on a percentage of the salary range midpoint for a comparable position within the companies participating in the above described annual executive compensation survey.

     As the Committee discussed above, 1995 was a difficult year for the Company. Since late 1994, 17 of the Company's 33 executive officers have been replaced. In some instances, initial compensation packages included hiring bonuses, as this was necessary to attract needed executive talent to the Company. Moreover, all of the new executive officers were being asked to reverse historic trends that predated their tenure with the Company. In light of this situation, the Committee considered it important to provide all executive officers with some opportunity to demonstrate and be rewarded for superior personal achievement. Therefore, a two-step process was adopted. One step involved the achievement of corporate and business unit goals, as well as a discretionary component, to "fund" the bonus opportunity. The second step involved the achievement of individual performance objectives to earn payouts of any "funded" bonus opportunity.


     Generally, 75% of the 1995 on-plan incentive bonus was to be funded based on the achievement of corporate and business unit goals and 25% was to be funded at the discretion of the Committee. Bonus payouts were to be based on the achievement of individual performance objectives approved and subsequently evaluated by the senior officer to whom the executive officer reported.


     The actual 1995 incentive bonus funding was based (a) for the current U.S. executives named under Compensation of Officers herein, other than the CEO, on the achievement of certain U.S. Kmart store goals (which represented 12.5% of their on-plan bonus opportunity) and (b) for Mr. Watkins, on the achievement of certain profit goals by the Company's international retail operations (equivalent to 25.6% of his on-plan bonus opportunity), plus (c) for all such executives, the discretionary funding (representing 25% of their on-plan bonus opportunity). Their bonus payouts (of 37.5% and 50.6%, respectively, of on-plan bonus) were based entirely on the achievement of their individual performance objectives.


Stock Purchases and Options

     The Company's long-term incentive plans for executive officers and other key executives consist of the Management Stock Purchase Plan and the Stock Option Plan.

     The Committee has long believed that aligning management's interests with those of stockholders is an important element of the Company's executive compensation program and that encouraging increased levels of ownership in the Company's Common Stock is a key ingredient in achieving this goal. The Management Stock Purchase Plan, which was approved by stockholders, provides for the use of any annual incentive bonus earned by the executive officers and other executive participants under the Annual Incentive Bonus Plan to be used to purchase shares of Common Stock at an effective 20% discount, such shares to be restricted from sale or transfer for a period of three years. A participant may choose to use less than 100% of his or her annual bonus to purchase such restricted shares, but in no event may use less than 20% of the performance based portion of the bonus.

     The Company's Stock Option Plan also enables executive officers and other key executives to develop and maintain a substantial stock ownership position in the Company's Common Stock, and creates a direct link between executive compensation and stockholder return. Under the Stock Option Plan, which was approved by stockholders, options for Common Stock are granted annually to eligible executives. Generally, the guidelines for executive officer stock option grants (other than new hires) are established to deliver a specific present value (under the Black-Scholes model) as a percentage of the salary range midpoint for each position/salary grade. The present value of the option shares granted to executive officers, other than the CEO, in 1995 ranged from 24% to 65% of the applicable salary range midpoint, depending on position/salary grade. The number of option shares granted may also be impacted by the executive's overall performance. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant, expire after ten years and have a three year cliff vesting period. The 1995 awards for the current executives named under Compensation of Officers herein, other than the CEO, were between the 50th and 75th percentile of long-term compensation awards for executive officers of retailers participating in the above-described annual executive compensation survey and had a significantly lower present value than the 1994 awards based on a Black-Scholes valuation.

                                          Compensation and Incentives Committee

                                          F. J. McDonald, Chair
                                          J. A. Califano, Jr.
                                          R. G. Cline
                                          W. D. Davis
                                          J. R. Munro
                                          J. O. Welch, Jr.

     The Compensation and Incentives Committee Report shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the five-year period commencing January 31, 1991.

      COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1991 TO JANUARY 1996*

                           TOTAL SHAREHOLDER RETURNS

      MEASUREMENT PERIOD                                         RETAIL STORES
    (FISCAL YEAR COVERED)         KMART CORP       S&P INDEX       COMPOSITE
JAN-91                                  100.00          100.00          100.00
JAN-92                                  166.29          124.21          141.11
JAN-93                                  166.64          136.61          168.06
JAN-94                                  145.89          151.66          158.45
JAN-95                                  106.74          154.22          149.29
JAN-96                                   48.49          215.22          162.13

Assumes $100 invested on January 31, 1991 in the Company's Common Stock,
S&P 500 Composite Index and S&P
Retail Stores Composite Index
 Company's Common Stock
 S&P 500 Composite Index
 S&P Retail Stores Composite Index

     *Total Return Assumes Reinvestment of Dividends

     The graphs and related disclosure contained in this section of the Proxy Statement shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         PROPOSAL 2 -- AMENDMENTS TO 1992 STOCK OPTION PLAN RELATING TO
        AUTHORITY OF COMPENSATION AND INCENTIVES COMMITTEE TO DETERMINE
               POST-EMPLOYMENT EXERCISE PERIOD AND SIZE OF AWARDS

     The stockholders are being asked to consider and approve amendments to the 1992 Stock Option Plan (the "Plan") that grant to the Compensation and Incentives Committee (the "Committee") greater authority to determine (a) the exercise period following an optionee's termination of employment for stock options granted under the Plan, and (b) the size of award to be made under the Plan. The Plan was adopted by the Board on January 21, 1992 and was approved by stockholders and became effective on May 27, 1992. It was amended by the Board on April 22, 1994, and such amendments were approved by stockholders and became effective on June 3, 1994. The Plan is administered by the Committee, which is comprised solely of non-employee directors who are not eligible to receive options under the Plan. Options granted under the Plan may be options qualifying as incentive stock options under the Internal Revenue Code ("ISOs") or nonqualified stock options ("NQSOs"). The maximum term of an NQSO may not exceed ten years and two days, and the maximum term of an ISO may not exceed ten years. The Board can from time to time amend, suspend or discontinue the Plan in whole or in part, including such amendments as it deems necessary to comply with applicable laws, rules and regulations.

DESCRIPTION OF AMENDMENTS TO 1992 STOCK OPTION PLAN

     Post-Employment Exercise Period. On March 19, 1996, the Board approved, subject to approval by stockholders, the amendment to Section 5 of the Plan described herein and in Annex A, to give the Committee the authority to extend the period of time during which stock options may be exercised following an optionee's termination of employment with the Company or a subsidiary of the Company. The description of this amendment is qualified in its entirety by reference to the text of such amendment set forth in Annex A.

     Prior to such amendment, the time period for an optionee's exercise of stock options following termination of employment was three months except for optionees with ten years of service with the Company or a subsidiary or whose termination of employment resulted from death or total and permanent disability (as defined in the Company's Employee Pension Plan), in which case the time period for exercise was three years.

     The Company is currently in a turnaround situation and, in order to recruit executives who have the talent, qualifications and experience that the Company needs at this time, the Company has found it necessary to contractually agree with certain newly hired executives that they will have, following termination of their employment, a reasonable period of time to exercise any stock options granted to them during their employment. For example, subject to approval of this amendment by stockholders, on December 31, 1995, in connection with hiring Warren Flick, the new Executive Vice President and President and General Merchandise Manager, U.S. Kmart Stores, the Committee granted stock options to Mr. Flick which provide for a three year exercise period following termination of employment if terminated by the Company without cause or by him for good reason. By granting to the Committee the discretion to designate an appropriate period of time for exercise, the Company will have the flexibility it needs to recruit and retain the highly qualified executives, like Mr. Flick, that it needs.

     Size of Awards. On March 19, 1996, the Board approved, subject to approval by stockholders, the amendment to Section 14 of the Plan described herein and in Annex A, to increase the maximum number of shares that may be the subject of option grants to any optionee during a specified period under the Plan. The description of this amendment is qualified in its entirety by reference to the text of such amendment set forth in Annex A.

     The provision regarding the size of awards under the Plan previously approved by stockholders set the maximum number of options that could be granted to an employee in a calendar year at ten percent of the total number of options granted to all employees in such calendar year. In the current environment, it has been necessary for the Company to make larger grants of stock options in order to hire, retain and motivate the talented and experienced executives who are needed at this time to accomplish the Company's turnaround strategy. For this reason, this amendment, effective as of January 1, 1996, provides that the maximum number of options for Common Stock that may be granted to an employee in a calendar year shall be limited to one million shares, subject to equitable adjustment for certain corporate transactions, as set forth in the Plan. For example, subject to the approval of this amendment by stockholders, on March 11, 1996, the Committee granted 900,000 stock options to Floyd Hall. The Committee determined the grant to be fair and equitable in light of the very challenging circumstances with which the new CEO has been faced, and continues to be faced -- and that these circumstances therefore warranted a substantial grant in 1996, a pivotal year in the Company's turnaround.

     The proposed amendment is intended to afford the Company the necessary flexibility to make appropriate grants, while continuing to assure that future grants under the Plan will comply with Section 162(m) of the Internal Revenue Code (the "Code"), as amended by the Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act"), which otherwise could limit the deductibility of compensation realized in connection with the exercise of options. The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement. However, compensation which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. In order for compensation provided upon the exercise of options granted pursuant to the Plan to qualify for this exemption, the material terms under which the compensation is to be paid (including the maximum number of options that can be awarded to any employee during a specified period) must be disclosed to and approved by stockholders in a separate vote prior to payment. In an effort to comply with the provisions of the Revenue Act and to qualify the compensation payable to the above listed executives upon the exercise of options granted under the Plan as compensation eligible for exclusion from the deduction limit, this amendment to the Plan is being submitted to stockholders for approval at the Annual Meeting.

     The amendment will not affect the Committee's discretion, in accordance with the provisions of the Plan, to determine to whom an option is granted, the number of shares optioned (subject to the allocation provision set forth herein and to the overall share limit of the Plan) and the terms and conditions of the option; however, it will enhance the Committee's flexibility to make a larger grant to an individual employee should the Committee believe that the circumstances so warrant.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal Federal income tax consequences of transactions under the Plan based on current Federal income tax laws. The summary is not intended to constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences.

     Nonqualified Options. No income would be realized by an optionee upon grant of a nonqualified option. Upon exercise of a nonqualified option, the optionee would recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread would be deductible by the Company for Federal income tax purposes (i) provided that applicable Federal income tax withholding requirements are satisfied and (ii) subject to the possible limitations on deductibility under Section 162(m) of the Code of compensation paid to the executives designated in that Section. The optionee's tax basis in shares of the underlying stock acquired by exercise of a nonqualified option would equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares received by the optionee upon exercise of the nonqualified option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The required holding period for long-term capital gain is presently more than one year. The optionee's holding period of shares acquired pursuant to the exercise of a nonqualified option would begin on the date of exercise of such option. The excess of the net long-term capital gain over net short-term capital loss is taxable at a maximum stated tax rate of 28%.

     Pursuant to applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily would be the date of exercise. If an option is exercised within six months after the date of the grant, however, taxation ordinarily would be deferred until the date which is six months after the date of grant, unless the person has filed an election pursuant to Section 83(b) of the Code to be taxed on the date of exercise.

     The payment by an optionee of the exercise price, in full or in part, with shares of previously acquired Common Stock would not affect the tax treatment of the exercise as described above. With respect to such exchange, no gain or loss generally would be recognized to the optionee upon the surrender of the previously acquired shares to the Company, and shares received by the optionee, equal in number to the previously surrendered shares, would have the same tax basis as the shares surrendered to the Company and would have a holding period that includes the holding period of the shares surrendered. The value of the shares received by the optionee in excess of the number of shares surrendered to the Company would be taxable to the optionee. Such additional shares would have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and would have a holding period that begins on the date ordinary income is recognized. The conversion of nonqualified options should have no tax effect on either the optionee or the Company.

     Incentive Stock Options. The Code requires that, for incentive stock option ("ISO") treatment, shares acquired through exercise of an ISO cannot be disposed of before two years from the date of grant and one year from the date of exercise. ISO holders generally incur no Federal income tax liability at the time of grant or upon exercise of such options. However, the Spread will be an "item of tax preference" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares would constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction would be allowable to the Company for Federal income tax purposes in connection with the grant of exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through exercise of an ISO disposes of such shares, the optionee would generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and the amount realized upon such disposition would be deductible by the Company for Federal income tax purposes, subject to the possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section.

     If the optionee pays the exercise price, in full or in part, with shares of previously acquired Common Stock, proposed Internal Revenue Service regulations would impose the following rules. If the shares surrendered in payment of the exercise price of an ISO are "statutory option stock" (including stock acquired pursuant to the exercise of an ISO) and if, at the time of surrender, the applicable holding period for such shares had not been met, any gain realized on such transfer would be taxable to the optionee, as discussed above. Otherwise, when shares of Common Stock are surrendered upon exercise of an ISO, in general
(i) no gain or loss would be recognized as a result of the exchange, (ii) the number of shares received that is equal in number to the shares surrendered would have a tax basis equal to the shares surrendered and would have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received would have a zero tax basis and would have a holding period that begins on the date of the exchange. If any of the shares received are disposed of within two years from the date of grant of the ISO or within one year from the date of exercise, the shares with the lowest tax basis would be deemed to be disposed of first, and such disposition would be a disqualifying disposition giving rise to ordinary income as discussed above.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. IF PROPOSAL 2 IS NOT APPROVED, THE AMENDMENTS SHALL BE OF NO FORCE AND EFFECT, AND THE 1992 STOCK OPTION PLAN (AS IN EFFECT WITHOUT REGARD TO SUCH AMENDMENTS) SHALL CONTINUE IN EFFECT.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
                                              ---

           PROPOSAL 3 -- AMENDMENTS TO DIRECTORS STOCK PLAN RELATING
                      TO STOCK COMPENSATION FOR DIRECTORS

GENERAL

     The stockholders are being asked to consider and approve certain amendments to the Directors Stock Plan, as described herein and in Annex B, to increase the portion of a director's compensation payable in stock and to enhance certain of the benefits payable under such plan in light of the termination and freezing of benefits under the Directors Retirement Plan. The Directors Stock Plan was adopted by the Board on December 16, 1991 and was approved by stockholders and became effective on May 27, 1992. The Plan was previously amended by the Board on March 28, 1995. The Directors Stock Plan is administered by the Compensation and Incentives Committee of the Board (the "Committee"), which is comprised solely of non-employee directors. As of March 7, 1996, shares of Common Stock issued under the Directors Stock Plan were held by twelve directors.

DESCRIPTION OF AMENDMENTS TO DIRECTORS STOCK PLAN

     On September 19, 1995 , the Board approved, subject to approval by stockholders, certain amendments to the Directors Stock Plan, effective January 1, 1996, described herein and in Annex B. The description of these amendments is qualified in its entirety by reference to the text of such amendments set forth in Annex B.

     The purpose of the Directors Stock Plan is to increase the proprietary interest in the Company of non-employee members of the Board by providing for payment of a portion of their fees in shares of Common Stock, thereby further aligning director compensation with the interests of stockholders generally. Since the adoption of this Plan, stockholder support for the payment of directors' compensation in stock has grown dramatically. The Board also strongly supports this concept and has therefore adopted, and recommends that stockholders approve, amendments to the Directors Stock Plan to increase, as discussed below, the portion of compensation paid to non-employee directors of the Company in the form of Common Stock.

     Freezing of Directors Retirement Plan. Effective January 1, 1996, the Board approved terminating benefits to new directors and freezing the accrual of future benefits to existing directors under the Directors Retirement Plan, subject to stockholder approval of the amendments to the Directors Stock Plan described herein and in Annex B. The Directors Retirement Plan was adopted by the Board of Directors on May 1, 1984. The purpose of the Directors Retirement Plan was to assist the Company in its efforts to attract and retain the best possible directors from outside the Company. While the Company still has the need to attract and retain high caliber directors, the Board is seeking to compensate non-employee directors through increased stock compensation. Under the Directors Retirement Plan, after five years of Board service, a non-employee director would be eligible to be paid an annual benefit, following retirement from the Board, for the number of years equal to the director's years of service on the Board, but no more than ten years, in an amount equal to the annual retainer fee in effect for non-employee directors at the time of the director's retirement from the Board.

     Amendments to Directors Stock Plan. To reduce the cash compensation paid to directors and to reflect that benefits under the Directors Retirement Plan will be frozen if this proposal is approved by stockholders, the Board has adopted amendments to the Directors Stock Plan which:

          (1) increase the mandatory Common Stock portion of the annual retainer fee for non-employee directors from 20 percent to 50 percent and permit a director to elect payment of up to 100 percent of the annual retainer in Common Stock;

          (2) credit non-employee directors with Restricted Common Stock Units which are equal in value to 50 percent of the then current annual retainer fee, such Units to be granted each year until the earliest to occur of: (a) the expiration of ten years, (b) the date when the sum of the years for which the director has received Common Stock Unit credits plus the years for which the director is entitled to receive benefits under the Directors Retirement Plan equals ten years, or (c) the director's retirement from the Board. Such Common Stock Units are to be distributed in shares of Common Stock following a director's retirement from the Board; and

          (3) credit each chairperson of a Board Committee with Common Stock Units for each year of service which are equal in value to 10 percent of the then current annual retainer fee, such Units to be distributed in shares of Common Stock following a director's retirement from the Board.

DESCRIPTION OF DIRECTORS STOCK PLAN AS PROPOSED TO BE AMENDED

     Purpose. The purpose of the Directors Stock Plan is to increase the proprietary interest in the Company of non-employee members of the Board by providing that a large portion of their compensation will be in the form of Common Stock and Restricted Common Stock Units, thus increasing their incentive to contribute to the success of the Company. The Directors Stock Plan is intended to comply with Rule 16b-3 under the Exchange Act.

     Administration. The Directors Stock Plan is administered by the Committee which is comprised solely of non-employee directors. The Committee can make such rules and regulations and establish such procedures for the administration of the Directors Stock Plan as it deems appropriate.

     Stock Subject to Directors Stock Plan. The number of shares of Common Stock originally reserved for issuance under the Directors Stock Plan was 400,000 of which, as of March 7, 1996, 385,114 shares of Common Stock remain available for issuance. Shares issued under the Directors Stock Plan may be either authorized and unissued shares or shares that have been reacquired by the Company.

     Delivery or Deferral of Stock. Effective January 1, 1996, each calendar year, each Director receives 50 percent (and, at the election of the director, up to 100 percent) of his or her annual retainer fee in shares of Common Stock in lieu of cash. Such shares are (unless deferred) delivered to the director on a calendar quarterly basis of such calendar year (the "Normal Stock Payment Date"), with the number of shares to be based on the closing price of the Common Stock on the last business day preceding the Normal Stock Payment Date. The aggregate fair market value of all such shares is equal to the cash amount for which such Common Stock payment is substituted. The number of the shares of Common Stock to be included in any such Stock payment is determined by dividing
(i) an amount equal to a certain percentage of the cash amount for which Common Stock is to be substituted by (ii) the fair market value per share of the Common Stock as of such date.

     Directors may elect to defer the actual receipt of all or a portion of the shares of Common Stock otherwise deliverable on the Normal Stock Payment Date. Deferred shares are credited with an amount equal to the dividends, if any, payable on such shares, which would be converted on a quarterly basis into additional shares of Common Stock.

     If it is determined by the Board that a director is engaged in any activity or association in competition with or adverse to the interest of the Company, Common Stock representing any deferred shares and any Restricted Common Stock Units credited for serving as chair of a regular Board Committee would be immediately distributed to the director; any other Restricted Common Stock Units would be forfeited. If there is a change in control of the Company, as defined in the Plan, Common Stock representing any deferred shares and any Restricted Common Stock Units would be immediately distributed to the director.

     Restricted Common Stock Units. Effective as of January 1, 1996, each director will be credited with Restricted Common Stock Units equal in value to 50 percent of the then current annual retainer fee, such Units to be granted each year until the earliest to occur of: (a) completion of a ten-year period of such credits, (b) the date when the sum of the years of such credits plus the years for which the director is entitled to receive benefits under the Directors Retirement Plan equals ten years, or (c) the date of the director's retirement from the Board.

     Effective January 1, 1996, each director who serves as chair of a regular committee of the Board will be credited with Restricted Common Stock Units, for each year of service, equal in value to 10 percent of the then current annual retainer fee.

     The Common Stock Units are credited on the Normal Stock Payment Dates each calendar quarter, with the number of Units so credited on each such date being equal to 12 1/2% (plus an additional 2 1/2% for

Committee chairs) of the current annual retainer fee divided by the closing price per share of Common Stock on the last business day preceding each Normal Stock Payment Date. The Common Stock Units are credited with dividend equivalents, if any, which are converted into Common Stock Units. Except as discussed above under "Delivery or Deferral of Stock," the Common Stock Units are generally distributed in shares of Common Stock following the director's retirement in a manner determined by his or her prior irrevocable election.

     Future Amendments to or Discontinuance of Directors Stock Plan. The Board can from time to time amend, suspend or discontinue the Directors Stock Plan in whole or in part, including such amendments as it deems necessary to comply with applicable laws, rules and regulations.

     Term. The Directors Stock Plan will remain in effect until the earlier of December 15, 2006 or a change in control of the Company unless sooner terminated by the Board.

     Estimated Shares and Units to be Issued in 1996 under Directors Stock Plan as Proposed to be Amended. As described above, the Directors Stock Plan is proposed to be amended to increase the portion of the compensation of non-employee directors which will be paid in Stock or Restricted Common Stock Units. Only non-employee directors are eligible to participate in the Directors Stock Plan. Assuming a Common Stock price of $8.19 per share (the closing price per share of Common Stock on March 7, 1996) on each valuation date in 1996, each of the 12 non-employee directors of the Company who are standing for re-election or continuing in office will be entitled to receive 3,052 shares of Common Stock, representing the mandatory stock portion of his or her 1996 annual retainer fee, or 36,630 shares of Common Stock in the aggregate; each of the four non-employee chairpersons of a Board Committee will be entitled to be credited with 1,221 Restricted Common Stock Units for 1996, representing 10% of such director's 1996 annual retainer fee, or 4,884 Restricted Common Stock Units in the aggregate; and each such non-employee director (other than two directors who are currently entitled to benefits for the maximum 10-year period under the Directors Retirement Plan) will be entitled to be credited with 3,052 Restricted Common Stock Units for 1996, representing 50% of such director's 1996 annual retainer fee, or 36,630 Restricted Common Stock Units in the aggregate.

     APPROVAL OF PROPOSAL 3 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. IF PROPOSAL 3 IS NOT APPROVED, THE AMENDMENTS SHALL BE OF NO FORCE AND EFFECT, AND THE DIRECTORS STOCK PLAN (AS IN EFFECT WITHOUT REGARD TO SUCH AMENDMENTS) AND THE DIRECTORS RETIREMENT PLAN, WHICH WAS FROZEN SUBJECT TO STOCKHOLDER APPROVAL OF THE ABOVE AMENDMENTS, SHALL CONTINUE IN EFFECT.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

      PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the firm of Price Waterhouse LLP has been appointed by the Board as independent accountants to audit the Company's books for fiscal 1996, upon recommendation of the Audit Committee. Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.
                                              ---

                       PROPOSAL 5 -- STOCKHOLDER PROPOSAL

     The Company has been advised that Paul R. Wierbicki, who is the beneficial owner of 1,134 shares of common stock of the Company, intends to present the following proposal at the Annual Meeting of Stockholders, which proposal is opposed by the Board.

     "RESOLVED: That the Board is hereby requested to adopt a stock option plan whereby all stock option awards to executive officers in excess of 5,000 shares be contingent upon the achievement of specific increases in the stock price."

STOCKHOLDER'S SUPPORTING STATEMENT

     "Large stock option grants are given to certain management people in anticipation of their ability to generate increased earnings and thereby an increased stock price. In 1994 alone, options for 305,500 shares of stock were granted to the top five Kmart executives bringing the total number of options held by them to 2,952,200 shares. As these stock options have a ten year life span, assuming all employment conditions are met, it is very possible that the increased share value would be created by executives other than those to whom the large awards were given. This would create an unjust enrichment of the original grantees at the expense of all other stockholders.

     For example, according to the 1995 Proxy Statement, two former top executives held options for a total of 1,791,300 shares at their time of separation. Of these 1,791,300 options, 372,500 had not been held for the three year vesting period but were awarded upon termination. Now, consider that options will be awarded at a very low price due to the recent performance of the Company. Many of those receiving options will be those who were in office during the last several years and could be well rewarded in the event of a future turnaround in which they may not participate due to retirements, etc.

     This proposal would allow 5,000 shares as a general incentive and require the attainment of specific stock price goals in order to vest the remainder of the option grant. Such a plan protects the stockholders from poor performance yet provides a just reward for the management team that performs well."

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Options granted under the Company's existing Stock Option Plan at the stock's market price on the date of grant are inherently performance based. If the stock price does not appreciate after the date of grant, the options have no value. In addition, if the optionee does not remain an employee of the Company for a period of up to three years from the date of grant, the options are generally forfeited.

     The plan being proposed would require that a specific stock price goal be attained as a condition of the vesting of any option grant to executive officers in excess of 5,000 shares per year. This unusual vesting requirement could trigger adverse accounting consequences for the Company because, under applicable accounting rules, the Company would be required to record compensation expense equal to the difference between the price of the option shares on the date of grant and the price on the date that the goal stock price was attained -- whether or not the options were ever exercised. In contrast, the Company is not required to recognize an expense for options granted under the existing Stock Option Plan.

     Moreover, stock options constitute an important element in the compensation package offered to executives -- both those that the Company is trying to attract and those that the Company needs to retain. Adding conditions to the Company's stock options which are not standard at other companies could put the Company at a competitive disadvantage in terms of attracting high-caliber executives to the Company. While the Board continues to explore additional ways to link compensation and performance, the Board does not believe that the implementation of this proposal is in the best interest of stockholders.


     APPROVAL OF PROPOSAL 5 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. APPROVAL WOULD NOT, HOWEVER, REQUIRE THAT THE REQUESTED ACTION BE TAKEN SINCE THE PROPOSAL IS PRECATORY. IN

THE EVENT THAT THE BOARD WERE TO DETERMINE TO TAKE SUCH ACTION, IT COULD DO SO WITHOUT FURTHER APPROVAL OF STOCKHOLDERS.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

                       PROPOSAL 6 -- STOCKHOLDER PROPOSAL

     The Company has been advised that the Board of Trustees of the Laborers' District Council and Contractors' Pension Fund, which is the beneficial owner of 12,500 shares of Common Stock of the Company, intends to present the following proposal at the Annual Meeting of Stockholders, which proposal is opposed by the Board.

     "RESOLVED: That the shareholders of Kmart Corporation ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors."

STOCKHOLDER'S SUPPORTING STATEMENT

     "The election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

     The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desires on business strategies and executive pay without question.

     Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates. At Kmart Corporation, shareholders owning 10% of the outstanding shares casting all their votes for one individual would be required to elect one director, absent any other support.

     Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections.

     The argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who represent the special interests of a minority of shareholders instead of the best interests of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breaches of fiduciary duty.

     We do not accept the claim that in the complex world our Company competes in, an honest difference of opinion over business strategies and other policies of the Company makes the minority view a so called "special interest." Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for director will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth.

     We urge your support for this proposal."

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Directors should be elected on their ability and commitment to represent the best interests of the Company and its stockholders as a whole. This principle is best served when each director is elected by a majority vote of the stockholders. Cumulative voting can enable, and indeed encourage, a relatively small special-interest group to elect one or more directors. Directors so elected might feel compelled to act in the interest of the group that elected them rather than in the interest of all stockholders.

     Cumulative voting introduces the probability of partisanship among board members, which could undermine their ability to work together effectively. The variety and complexity of issues facing the Company necessitates that no actual or apparent influence bring into question the objectivity of the Board. These factors might also discourage qualified individuals from accepting an invitation to serve on the Board.


     The Board encourages stockholders to present director candidates to the Board's Nominating Committee, which assists and advises the Board in connection with Board membership. Notably, the Nominating Committee consists solely of non-employee directors. In addition, it should be noted that the Board will have 12 non-employee directors, six of whom have been elected to the Board during the past year, and the only employee director will be the Chief Executive Officer of the Company, who was also elected to the Board during the past year.


     In the Board's opinion, the present method of electing directors where each director is elected by a plurality of the votes cast by stockholders, best assures that the directors will guide the affairs of the Company for the benefit of all stockholders.


     APPROVAL OF PROPOSAL 6 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. APPROVAL WOULD NOT, HOWEVER, REQUIRE THAT THE REQUESTED ACTION BE TAKEN SINCE THE PROPOSAL IS PRECATORY. UNDER MICHIGAN LAW, AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO PROVIDE FOR CUMULATIVE VOTING MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE OUTSTANDING SHARES ENTITLED TO VOTE THEREON.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

STOCKHOLDER PROPOSALS 7, 8 AND 9

     The Company has received notice, in accordance with the Company's By-laws, from the Union of Needletrades, Industrial & Textile Employees and the International Brotherhood of Teamsters (together, the "Unions"), which beneficially own an aggregate of 390 shares of Common Stock, that they intend to present jointly Proposals 7, 8 and 9 at the Annual Meeting. The Unions, using the name "Kmart's Independent Shareholders' Committee," have subsequently filed proxy materials with the Securities and Exchange Commission relating to the proposed resolutions and have indicated that they intend to solicit proxies from stockholders of the Company with respect to such matters.

     In considering the matters to be presented by the Unions at the Annual Meeting, stockholders should be aware that the Company is presently involved with each of these Unions in various labor matters. In particular, the International Brotherhood of Teamsters is engaged in organizing activities at two Company facilities, while the Union of Needletrades, Industrial & Textile Employees has been engaged in protracted negotiations with the Company for the past two years regarding another of the Company's facilities.

     The Company believes that these actions by the Unions, although ostensibly related to corporate governance-related issues, are being taken at this time for the purpose of pressuring the Company to take actions which are not in the best interest of the Company and its stockholders. The Company further believes that supporting these proposals will encourage the Unions in their efforts to harass and pressure the Company in connection with their labor-related disputes.

     The Company is disappointed that the Unions have chosen to engage in a so-called contested solicitation during these critical times for the Company. However, the Board of Directors, whose members consist -- with the exception of the CEO -- entirely of independent, outside directors, and the Company's management team do not intend to allow these actions to interfere with their commitment to implementing a turnaround at the Company and improving stockholder value.

     Stockholders wishing to vote on the proposals to be presented by the Unions will be afforded an opportunity to do so on the White Proxy Card being distributed by the Company and enclosed herewith.

     THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE THEIR PREFERENCES ON THE COMPANY'S WHITE PROXY CARD AND TO DISCARD ALL BLUE PROXY CARDS BEING DISTRIBUTED BY THE UNIONS.

                       PROPOSAL 7 -- STOCKHOLDER PROPOSAL

     The Unions have notified the Company of their intention to present the following resolution:

     "RESOLVED: that the stockholders of Kmart Corporation (the "Corporation") hereby request that the Board of Directors amend the Articles of Incorporation to eliminate the classification of the Board of Directors of the Corporation and to require that all directors stand for election annually, all in a manner permitted by applicable law."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. When classification of the Board of Directors was adopted at the 1986 annual meeting, the holders of 58% of the outstanding shares of the Company (which represented over 75% of the shares voted) favored amending the Company's Articles of Incorporation to provide for a staggered board of directors where approximately one third of the directors are elected annually.

     At the time of adoption, the Board of Directors, as well as a majority of stockholders, believed that a classified board was in the best interests of the Company and its stockholders because classification ensures continuity in the composition of the board, assures that a majority of the directors have prior experience and in-depth knowledge of the Company and prevents sudden and disruptive changes in corporate policies by precluding election of an entirely new group of directors in a single year. In addition, they believed that a classified board afforded the Company valuable protection against an unsolicited takeover unfavorable to stockholders by giving incumbent directors the time and leverage necessary to negotiate a more favorable and fair result or to consider appropriate alternate strategies, in order to more effectively represent the interests of all stockholders of the Company.

     In considering this proposal, stockholders should be mindful of the Board's belief that, when faced with any unsolicited takeover proposal, stockholders of a company with a classified board should be in a position to receive a price premium greater than that received by stockholders of a company without a classified board. The reality of this concern is underscored by the fact that a significant number of unsolicited takeover attempts in the past several years have been accompanied by the pressure tactic of a proxy contest to remove and replace directors. In addition, the Company's Shareholder Rights Plan (a so-called "poison pill" plan) was redeemed following the 1995 annual stockholders meeting. Without either a classified board or a "poison pill" plan, the Company will be limited in its ability to negotiate and explore alternatives so as to maximize stockholder value.


     The Board of Directors is committed to improving performance and enhancing stockholder value and does not believe that a staggered board in any way diminishes this commitment or the Board's accountability to stockholders, as demonstrated by the fact that seven of the 13 Kmart directors have joined the Board in the past year.



     The Board is aware that stockholders may have differing points of view on this subject, as evidenced by the vote on last year's stockholder proposal. The Board notes however, that while the 1995 stockholder proposal received more than 60% of the shares voted on the proposal, it received less than 41% of the outstanding shares of the Company -- which is significantly less than the 58% of outstanding shares required by the Company's Articles of Incorporation to eliminate the classified board. The Board believes that the classified board provisions presently set forth in the Articles of Incorporation, on balance for the reasons set forth above, continue to be in the best interests of the Company and its stockholders.



     APPROVAL OF PROPOSAL 7 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. APPROVAL WOULD NOT, HOWEVER, REQUIRE THAT THE REQUESTED ACTION BE TAKEN SINCE THE PROPOSAL IS PRECATORY. UNDER THE COMPANY'S ARTICLES OF INCORPORATION, A PROPOSAL TO AMEND OR REPEAL THE ARTICLE ESTABLISHING THE

CLASSIFIED BOARD MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF 58% OF THE OUTSTANDING SHARES OF THE COMPANY ENTITLED TO VOTE.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 7.

                       PROPOSAL 8 -- STOCKHOLDER PROPOSAL

     The Unions have notified the Company of their intention to present a resolution requesting that the Company eliminate the current retirement plan for non-employee directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. In September 1995, the Company decided, as described under Proposal 3 herein, to eliminate the Company's Directors Retirement Plan as of January 1, 1996 by terminating benefits to new directors and freezing the accrual of future benefits to existing directors under the Plan.

     By taking action to freeze the Directors Retirement Plan, the Board of Directors has in effect placed Kmart directors on a par with Kmart employees whose retirement plan was also frozen as of January 1996. In connection therewith, the Board also decided, subject to stockholder approval of the stock-based program described under Proposal 3 herein, to increase the ties between director benefits and appreciation in the price of Kmart Common Stock -- which price is inherently tied to the Company's profitability. In this way, the Board of Directors has demonstrated a willingness to align their interests with shareholders and employees alike and to establish a compensation structure which reflects this alignment. The Company's actions are also generally consistent with actions taken by other companies which have eliminated director retirement plans.


     APPROVAL OF PROPOSAL 8 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. APPROVAL WOULD NOT, HOWEVER, REQUIRE THAT THE REQUESTED ACTION BE TAKEN SINCE THE PROPOSAL IS PRECATORY. NEVERTHELESS, THE BOARD OF DIRECTORS HAS ALREADY ACTED TO FREEZE THE CURRENT RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS SUBJECT TO STOCKHOLDER APPROVAL OF PROPOSAL 3 HEREIN.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 8.

                       PROPOSAL 9 -- STOCKHOLDER PROPOSAL

     The Unions have notified the Company of their intention to present a resolution requesting that the Board of Directors undertake a comprehensive study of the feasibility of a sale or merger of Kmart, and other extraordinary initiatives designed to increase stockholder value and make its findings known to the stockholders within six months from the date of the Meeting.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The Board of Directors and management are firmly committed to increasing stockholder value, and they regularly consider what actions should be taken to maximize stockholder value and the interests of the Company's key constituencies. Acquisition by, or of, the Company, as well as divestitures are examined on an on-going basis. In fact, the Company's sales of substantially all of its holdings in the Borders Group, OfficeMax, PACE Membership Warehouse, PayLess Drugstores, The Sports Authority and Coles Myer over the past 18 months amply demonstrate the Company's readiness to undertake extraordinary transactions to position the Company for the future. The Board and management are ever mindful of the need to search for ways of increasing the Company's financial and operational resources and believe that the best way to maximize stockholder value at this time is by revitalizing the Company's core discount retailing operations through, among other things, a restructuring of the Company's capital structure, a refocusing of its merchandising efforts, the improving of internal systems and the completion of the management changes necessary to position the Company for the future. Accordingly, the Board believes that the preparation at this time of the report contemplated by the resolution would amount to a waste of corporate assets and would serve only as a distraction from the more important tasks at hand.

     APPROVAL OF PROPOSAL 9 WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE HOLDERS OF COMMON STOCK WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. APPROVAL WOULD NOT, HOWEVER, REQUIRE THAT THE REQUESTED ACTION BE TAKEN SINCE THE PROPOSAL IS PRECATORY. IN THE EVENT THAT THE BOARD WERE TO DETERMINE TO TAKE SUCH ACTION, IT COULD DO SO WITHOUT FURTHER APPROVAL OF STOCKHOLDERS.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 9.

                  OTHER BUSINESS/FUTURE STOCKHOLDER PROPOSALS

     The Board of Directors knows of no other matters to be voted upon at the Meeting except that the Company has been notified, in accordance with the Company's By-laws, by the Union of Needletrades, Industrial & Textile Employees and the International Brotherhood of Teamsters that they intend to present jointly a nominee for director, Stephen L. Hester. According to the information provided to the Company, Mr. Hester is 59 years old, is the beneficial owner of 1,000 shares of Common Stock and is a principal and general counsel to American Capital Strategies, Ltd., an investment banking firm having an office in Bethesda, Maryland. The Company was also advised that Mr. Hester holds or has held the following positions: Since September 14, 1994, he has served as trustee of the Northwest Airlines Corporation. Since January 1, 1994, he has also carried on the practice of law as a sole practitioner. From prior to 1990 through December 31, 1993, he was a partner of the law firm Arnold & Porter. From 1988 through 1992, he was a director of Northwestern Steel & Wire Company. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.


     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented to the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company on or before December 13, 1996 to be considered for inclusion in the proxy materials for that meeting. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter to be properly presented at a stockholders meeting.


     A copy of the Company's 1995 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Corporate Reporting Department, 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

                                                                         ANNEX A

         PROPOSAL 2 -- AMENDMENTS TO 1992 STOCK OPTION PLAN RELATING TO
        AUTHORITY OF COMPENSATION AND INCENTIVES COMMITTEE TO DETERMINE
               POST-EMPLOYMENT EXERCISE PERIOD AND SIZE OF AWARDS

     Subject to stockholder approval, effective January 1, 1996, the Kmart Corporation 1992 Stock Option Plan (the "Plan") was amended by action of the Board of Directors of Kmart Corporation (the "Company") on March 19, 1996 as follows:

     Section 5 B (c) (iii) of the Plan is amended as follows:

          (iii) An option may be exercised by an optionee only while such optionee is in the employ of the Company or a Subsidiary or within three months thereafter (or such longer period thereafter as determined by the Committee in its sole discretion), and only if any limitation upon the right to exercise such option under paragraph (ii) of this Section 5B has been removed or expired prior to termination of employment and exercise is not otherwise precluded hereunder; provided, if at the date of termination of employment the optionee has ten or more years of full-time employment with the Company or a Subsidiary or if termination of employment results from death or total and permanent disability, as defined in the Company's Employee Pension Plan, such three-month period shall be extended to three years. Employment with a Subsidiary shall be deemed terminated on the date the former subsidiary ceases to be a Subsidiary of the Company.

     Section 14 of the Plan is amended as follows:

          14. Limitation on Size of Grants. No employee of the Company shall be granted stock options under this Plan in any calendar year for more than one million shares of Common Stock, subject to equitable adjustment for certain corporate transactions as set forth in Section 6 hereof.

     The foregoing amendments are subject to the requisite stockholder approval. If such stockholder approval is not obtained, the amendments shall be of no force and effect, and the 1992 Stock Option Plan (as in effect without regard to such amendments) shall continue in effect.

                                                                         ANNEX B

           PROPOSAL 3 -- AMENDMENTS TO DIRECTORS STOCK PLAN RELATING
                      TO STOCK COMPENSATION FOR DIRECTORS

     Subject to stockholder approval, the Kmart Corporation Amended and Restated Directors Stock Plan (the "Directors Stock Plan") was amended by action of the Board of Directors of Kmart Corporation (the "Company") as of January 1, 1996 as follows:

     Section 4.1 of the Plan is amended as follows:

          4.1 Mandatory Portion. For each calendar year commencing with the calendar year beginning January 1, 1996, each member of the Board who is not an employee of the Company or any of its subsidiaries (an "Eligible Director") shall receive a whole number of shares of Stock equal in value to 50% of any cash compensation payable for services as an Eligible Director (including services as non-executive Chairman or Vice Chairman of the Board) during each such calendar year in lieu of payment of such percentage of such cash compensation. Such shares shall be delivered to each such director, in substantially equal installments, on the last business day of each calendar quarter of each such calendar year (the "Normal Stock Payment Date"), except to the extent that a Deferral Election (as defined in Section 4.3 hereof) shall be in effect with respect to such shares or that Section 4.6 hereof applies.

          Each such share shall be valued at the closing price per share of Stock as reported on the Composite Transactions reporting system, or if not so reported, as reported by the New York Stock Exchange (the "Closing Price") on the last business day preceding each Normal Stock Payment Date (the "Share Value Price"). The value of fractional shares shall be paid to the director in cash.

     Section 4.2 of the Plan is amended as follows:

          4.2 Elective Portion. In addition to the shares of Stock received pursuant to Section 4.1 hereof, for each calendar year commencing with the calendar year beginning January 1, 1996, each Eligible Director may elect to receive a whole number of shares of Stock equal in value (based on the Share Value Price) to up to 50% of his or her cash compensation payable for services as an Eligible Director (including services as non-executive Chairman or Vice Chairman of the Board) during each such calendar year in lieu of payment of such percentage of such cash compensation. Such shares shall be delivered to each such director, in substantially equal installments, on the Normal Stock Payment Dates, except to the extent that a Deferral Election (as defined in Section 4.3 hereof) shall be in effect with respect to such shares or that Section 4.6 hereof applies.

          Provided, however, no shares shall be delivered to an Eligible Director pursuant to the director's election hereunder for a period of six months following the director's initial election hereunder, or any subsequent change of such election hereunder, and the shares accrued during such six month period shall be delivered on the Normal Stock Payment Date next following expiration of the six month period and shall be valued at the Closing Price on the last business day preceding such date. The value of fractional shares shall be paid to the director in cash.

     Section 5 is added to the Plan as follows:

     5. RESTRICTED STOCK UNITS

          5.1 Awards. For each year beginning January 1, 1996, each Eligible Director who as of such date is not entitled to receive ten years of retirement benefits under the Company's Directors Retirement Plan (the "Retirement Plan") following retirement from the Board shall be credited with Restricted Stock Units ("Units") equal in value to 50% of the annual Board retainer fee then in effect for an Eligible Director. Such Units shall be credited to each such director, in substantially equal installments, on the Normal Stock Payment Dates. Each Unit shall be valued at the Share Value Price.

          An Eligible Director shall be entitled to be credited with such Units
     (a) for ten years, (b) until the period during which the director is credited with such Units when combined with the period for which the director is entitled to receive benefits under the Retirement Plan is equal to ten years or (c) until the director's retirement from the Board, whichever first occurs.

          5.2 Committee Chairs. For each year beginning January 1, 1996 during which an Eligible Director serves as chair of a regular committee of the Board, such director shall be credited with Units equal in value to 10% of the annual Board retainer fee then in effect for an Eligible Director. Such Units shall be credited to each such director, in substantially equal installments, on the Normal Stock Payment Dates. Each Unit shall be valued at the Share Value Price.

          5.3 Distribution. Following the director's retirement from the Board, the value of the Units credited to the director shall be distributed to the director in shares of Stock pursuant to the election of the director.

          The director shall elect that distribution be in a lump sum or in equal annual installments (not exceeding ten), with the lump sum or first installment to be distributed on the tenth day of the calendar year immediately following the year in which the director ceases to be a director of the Company; provided, however, that the foregoing shall be subject to Section 5.6 hereof. Installments subsequent to the first installment shall be distributed on the tenth day of each succeeding calendar year until all of the director's Units shall have been distributed.

          In the event the director should die before all of the director's Units have been distributed, the balance of the Units shall be distributed in a lump sum to the beneficiary or beneficiaries designated in writing by the director, or if no designation has been made, to the estate of the director.

          5.4 Dividend Equivalents. Units shall be credited with Dividend Equivalents. Dividend Equivalents shall be credited (i) as of the payment date of such dividends, and (ii) only with respect to Units which were credited as of a Normal Stock Payment Date, or into which Dividend Equivalents were converted pursuant to the second paragraph of this Section 5.4, prior to the record date of the dividend. Units held pending distribution shall continue to be credited with any Dividend Equivalents.

          Dividend Equivalents so credited shall be converted into an additional whole number of Units as of the payment date of the dividend (based on the Closing Price on such payment date). Such Units shall thereafter be treated in the same manner as any other Units under the Plan. Dividend Equivalents resulting in fractional shares shall be held for the credit of the Eligible Director until the next dividend payment date and shall be converted into Units on such date. Any Dividend Equivalents not converted into Units shall be paid in cash upon the final distribution of the director's Units.

          5.5 Timing and Form of Elections. The election described in Section
     5.3 hereof:

             (a) shall be in the form of a document executed by the director and filed with the Secretary of the Company,

             (b) shall be made no later than 12 months prior to the director's retirement from the Board, and

             (c) shall become irrevocable 12 months prior to the director's retirement from the Board.

          If no election is made, the Units shall be distributed in a lump sum on the tenth day of the calendar year immediately following the year in which the director ceases to be a director of the Company.

          5.6 Effect of Certain Events. Notwithstanding an election pursuant to
     Section 5.3 hereof:

             (a) If, as determined by the Board in its sole discretion, the director (during or following his or her membership on the Board) engaged in any activity or association in competition with or adverse or detrimental to the interest of the Company (i) all of such director's Units credited under Section 5.1 hereof, as well as Dividend Equivalents and other Units resulting from such Units, shall be immediately forfeited and (ii) all of such director's Units credited under Section
        5.2 hereof, as
        well as Dividend Equivalents and other Units resulting from such Units, shall be distributed immediately in the form of shares of Stock or cash.

             (b) Upon the occurrence of a Change in Control, (i) all Units to the extent credited prior to the Change in Control shall be distributed immediately in the form of shares of Stock or their cash equivalent value, and (ii) all Dividend Equivalents not yet converted into Units shall be distributed immediately in cash.

          The provisions of this Section 5.6 shall not apply to the extent inconsistent with the requirements of Rule 16b-3, as the same may be interpreted from time to time.

     The foregoing amendments are subject to the requisite stockholder approval. If such stockholder approval is not obtained, the amendments shall be of no force and effect, and the Directors Stock Plan (as in effect without regard to such amendments), and the Directors Retirement Plan, which was frozen subject to stockholders approval of the above amendments, shall continue in effect.

                                                                         ANNEX C

      INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth the name and the present principal occupation or employment (except with respect to the directors, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers of the Company who may assist in soliciting proxies from the Company's shareholders. Unless otherwise indicated below, the principal business address of each such person is 3100 West Big Beaver Road, Troy, Michigan 48084 and such person is an employee of the Company. Directors are indicated with an asterisk.

                                                      PRESENT OFFICE OR OTHER PRINCIPAL
     NAME AND PRINCIPAL BUSINESS ADDRESS                  OCCUPATION OR EMPLOYMENT
- ---------------------------------------------   ---------------------------------------------
James B. Adamson*
Flagstar Companies, Inc.
203 East Main Street
Spartanburg, SC 29319

Lilyan H. Affinito*
599 Lexington Avenue
Suite 2300
New York, NY 10022

Stephen F. Bollenbach*
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Joseph A. Califano, Jr.*
Center of Addiction and Substance Abuse at
Columbia University
152 West 57th St. - 12th Floor
New York, New York 10019

Richard G. Cline*
Hawthorne Investors, Inc.
201 Naperville Road
Wheaton, IL 60187

Willie D. Davis*
All Pro Broadcasting, Inc.
161 North LaBrea Avenue
Inglewood, California 90301

Enrique C. Falla*
The Dow Chemical Company
2030 Willard H. Dow Center
Midland, MI 48674

Joseph P. Flannery*
Uniroyal Holding, Inc.
70 Great Hill Road
Naugatuck, CT 06770

Floyd Hall*
Kmart Corporation
3100 West Big Beaver Road
Troy, MI 48084

David B. Harper*
Harper Management Co., Inc.
24 Beaver Drive
St. Louis, MO 63141

                                                      PRESENT OFFICE OR OTHER PRINCIPAL
     NAME AND PRINCIPAL BUSINESS ADDRESS                  OCCUPATION OR EMPLOYMENT
- ---------------------------------------------   ---------------------------------------------
Robert D. Kennedy*
39 Old Ridgebury Road
Danbury, CT 06817
F. James McDonald*
J. Richard Munro*
Time Warner Inc.
75 Rockefeller Plaza
New York, NY 10019
Gloria M. Shatto*
Berry College
39 Mount Berry Station
Mount Berry, GA 30149
William P. Weber*
Texas Instruments Corporation
13510 North Central Expressway, MS236
Dallas, TX 75243
James O. Welch, Jr.*
200 Deforest Avenue
East Hanover, NJ 07936
Warren Flick.................................   Executive Vice President and President and
                                                General Merchandise Manager, U.S.
                                                Kmart Stores
Ronald J. Floto..............................   Executive Vice President and President
                                                Super Kmart Centers
Anthony N. Palizzi...........................   Executive Vice President, General Counsel
                                                of the Company
Marvin P. Rich...............................   Executive Vice President, Strategic
                                                Planning, Finance and Administration of the
                                                Company
Martin Welch III.............................   Senior Vice President and Chief Financial
                                                Officer of the Company
Shawn M. Kahle...............................   Vice President, Corporate Affairs
                                                of the Company
Nancie W. LaDuke.............................   Vice President and Secretary of the
                                                Company
Robert Burton................................   Director, Investor Relations of the
                                                Company

                                                                         ANNEX D

            SHARES HELD BY DIRECTORS AND CERTAIN EXECUTIVE OFFICERS
                 AND CERTAIN TRANSACTIONS IN THE SECURITIES OF
                  KMART CORPORATION WITHIN THE PAST TWO YEARS

     The shares of Common Stock held by the Company's directors are set forth in the Proxy Statement. The following executive officers of the Company own the following shares:


                                                                    SHARES OF COMMON STOCK
        NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED(1)
        ---------------------------------------------------------   ----------------------
        Robert M. Burton.........................................             1,200
        Warren Flick.............................................           100,100
        Ronald J. Floto..........................................             3,386
        Shawn M. Kahle...........................................             2,617(1)
        Nancie W. LaDuke.........................................            27,703(1)
        Anthony N. Palizzi.......................................           324,161(1)
        Marvin P. Rich...........................................            17,092
        Martin E. Welch III......................................             8,696(2)


- -------------------------
(1) Includes shares that can be acquired by exercise of stock options as follows: Ms. Kahle -- 1,600 shares; Ms. LaDuke -- 22,500 shares; and Mr. Palizzi -- 309,000 shares.


(2) Includes 8,196 shares elected to be purchased pursuant to Management Stock Purchase Plan. Number of such shares is estimated based on market price of Common Stock calculated pursuant to the Plan as of March 7, 1996. Actual number of such shares will be determined based on market price of Common Stock on June 12, 1996.


    The following table sets forth information with respect to all purchases and sales of shares of Common Stock of the Company by the directors and certain executive officers of the Company during the past two years.

                                                            NUMBER OF SHARES
                                                            PURCHASED (SOLD)         DATE
                                                            ----------------       --------
        James B. Adamson.................................          1,000(1)        03/19/96

        Lilyan H. Affinito...............................             32(2)        03/31/94
                                                                      39(2)        06/30/94
                                                                   1,574(3)        07/08/94
                                                                      54(2)        09/30/94
                                                                      69(2)        12/31/94
                                                                     471(3)        03/31/95
                                                                      83(2)        03/31/95
                                                                     423(3)        06/30/95
                                                                      39(2)        06/30/95
                                                                     431(3)        09/30/95
                                                                      44(2)        09/30/95
                                                                     877(3)        12/31/95
                                                                      86(2)        12/31/95
                                                                   4,500(1)        03/12/96
        Stephen H. Bollenbach............................         10,000(1)        03/22/96

        Joseph A. Califano, Jr. .........................             13(2)        03/31/94
                                                                      15(2)        06/30/94
                                                                     629(3)        07/08/94
                                                                      22(2)        09/30/94

                                                            NUMBER OF SHARES
                                                            PURCHASED (SOLD)         DATE
                                                            ----------------       --------
                                                                      27(2)        12/31/94
                                                                     188(3)        03/31/95
                                                                      34(2)        03/31/95
                                                                     169(3)        06/30/95
                                                                      15(2)        06/30/95
                                                                     172(3)        09/30/95
                                                                      18(2)        09/30/95
                                                                     350(3)        12/31/95
                                                                      34(2)        12/31/95

        Richard G. Cline.................................          5,000(1)        03/03/95
                                                                   5,000(1)        03/24/95
                                                                     112(3)        06/30/95
                                                                     172(3)        09/30/95
                                                                     350(3)        12/31/95

        Willie D. Davis..................................             20(2)        03/31/94
                                                                      23(2)        06/30/94
                                                                     944(3)        07/08/94
                                                                      33(2)        09/30/94
                                                                      41(2)        12/31/95
                                                                     283(3)        03/31/95
                                                                      50(2)        03/31/95
                                                                     254(3)        06/30/95
                                                                      23(2)        06/30/95
                                                                     258(3)        09/30/95
                                                                      26(2)        09/30/95
                                                                     526(3)        12/31/95
                                                                      53(2)        12/31/95

        Enrique C. Falla.................................            944(3)        07/08/94
                                                                     283(3)        03/31/95
                                                                     254(3)        06/30/95
                                                                     258(3)        09/30/95
                                                                     526(3)        12/31/95

        Joseph P. Flannery...............................             18(4)        03/14/94
                                                                      27(2)        03/31/94
                                                                    15.5(4)        06/13/94
                                                                      33(2)        06/30/94
                                                                   1.574(3)        07/08/94
                                                                  18.085(4)        09/19/94
                                                                      49(2)        09/30/94
                                                                  14.248(4)        12/19/94
                                                                      63(2)        12/31/94
                                                                  12.246(4)        03/20/95
                                                                     188(3)        03/31/95
                                                                      76(2)        03/31/95
                                                                   14.75(4)        06/15/95
                                                                     169(3)        06/30/95
                                                                      34(2)        06/30/95
                                                                  14.375(4)        09/11/95
                                                                     172(3)        09/30/95
                                                                      35(2)        09/30/95

                                                            NUMBER OF SHARES
                                                            PURCHASED (SOLD)         DATE
                                                            ----------------       --------
                                                                    7.91(4)        12/14/95
                                                                     350(3)        12/31/95
                                                                      69(2)        12/31/95

        Floyd Hall.......................................        500,000(5)        06/04/95
                                                                 163,934(6)        03/07/96

        David B. Harper..................................             13(2)        03/31/94
                                                                      15(2)        06/30/94
                                                                     629(3)        07/08/94
                                                                      22(2)        09/30/94
                                                                      27(2)        12/31/94
                                                                     188(3)        03/31/95
                                                                      34(2)        03/31/95
                                                                     169(3)        06/30/95
                                                                      15(2)        06/30/95
                                                                     172(3)        09/30/95
                                                                      18(2)        09/30/95
                                                                     350(3)        12/31/95
                                                                      34(2)        12/31/95

        Robert D. Kennedy................................         10,000(1)        03/19/96

        F. James McDonald................................          1,574(3)        07/08/94
                                                                     471(3)        03/31/95
                                                                     423(3)        06/30/95
                                                                     431(3)        09/30/95
                                                                     877(3)        12/31/95

        J. Richard Munro.................................             32(2)        03/31/94
                                                                      39(2)        06/30/94
                                                                   1,574(3)        07/08/94
                                                                      54(2)        09/30/94
                                                                      69(2)        12/31/94
                                                                     471(3)        03/31/95
                                                                      83(2)        03/31/95
                                                                     423(3)        06/30/95
                                                                      39(2)        06/30/95
                                                                     431(3)        09/30/95
                                                                      44(2)        09/30/95
                                                                     877(3)        12/31/95
                                                                      86(2)        12/31/95

        Lawrence Perlman.................................          3,000(1)        05/23/95
                                                                     112(3)        06/30/95
                                                                     172(3)        09/30/95
                                                                     350(3)        12/31/95

        Gloria M. Shatto.................................             20(2)        03/31/94
                                                                      23(2)        06/30/94
                                                                     944(3)        07/08/94
                                                                      33(2)        09/30/94
                                                                      41(2)        12/31/94
                                                                     283(3)        03/31/95
                                                                      50(2)        03/31/95
                                                                     254(3)        06/30/95

                                                            NUMBER OF SHARES
                                                            PURCHASED (SOLD)         DATE
                                                            ----------------       --------
                                                                      23(2)        06/30/95
                                                                     258(3)        09/30/95
                                                                      26(2)        09/30/95
                                                                     526(3)        12/31/95
                                                                      53(2)        12/31/95
        William P. Weber.................................          3,000(1)        03/19/96
                                                                   6,800(1)        03/21/96
        James O. Welch, Jr...............................         10,200(1)        06/05/95
                                                                   1,550(1)        06/05/95
                                                                  10,250(8)        06/05/95
                                                                  86,000(7)        06/05/95
                                                                     172(3)        09/30/95
                                                                  18,000(1)        11/17/95
                                                                   7,000(1)        11/17/95
                                                                     350(3)        12/31/95
                                                                   1,390(1)        03/12/96
                                                                     880(1)        03/12/96
                                                                   7,352(8)        03/12/96
                                                                  27,086(7)        03/12/96
                                                                   4,842(8)        03/15/96
                                                                  21,237(7)        03/15/96
                                                                   2,000(7)        03/26/96
        Robert M. Burton.................................            300(1)        08/17/95
                                                                     300(1)        10/17/95
                                                                     600(1)        01/31/96
        Warren Flick.....................................            100(1)        12/31/95
                                                                 100,000(1)        03/08/96
        Ronald J. Floto..................................          3,386(6)        03/07/96
        Shawn M. Kahle...................................             10(9)        01/31/94
                                                                      14(9)        02/28/94
                                                                      23(9)        03/31/94
                                                                      15(9)        04/30/94
                                                                      17(9)        05/30/94
                                                                      16(9)        06/30/94
                                                                      15(9)        07/31/94
                                                                      15(9)        08/31/94
                                                                      44(9)        02/06/96
                                                                      44(9)        02/20/96
                                                                     772(6)        03/07/96
                                                                      32(9)        03/19/96
        Nancie W. LaDuke.................................            283(6)        03/07/96
        Anthony N. Palizzi...............................            815(6)        03/07/96
        Marvin P. Rich...................................            161(9)        11/30/95
                                                                  16,931(6)        03/07/96
        Martin E. Welch III..............................            500(1)        03/22/95
                                                                   8,196(10)       03/07/96


- -------------------------
 (1) Purchase of shares.

 (2) Acquisition of shares through reinvestment of dividends under Directors Stock Plan.

 (3) Receipt of shares as payment for portion of directors fees under Directors Stock Plan.

 (4) Acquisition of shares through reinvestment of dividends.

 (5) Acquisition of shares through grant of restricted stock.

 (6) Purchase of shares pursuant to Management Stock Purchase Plan.


 (7) Purchase of shares by trust of which director or wife is co-trustee or wife is beneficiary.



 (8) Purchase of shares by trust of which director is beneficiary.



 (9) Acquisition of shares through Retirement Savings Plan.



(10) Includes 8,196 shares elected to be purchased pursuant to Management Stock Purchase Plan. Number of such shares is estimated based on market price of Common Stock calculated pursuant to the Plan as of March 7, 1996. Actual number of such shares will be determined based on market price of Common Stock on June 12, 1996.


     Other than as disclosed in this Schedule or in the Proxy Statement, none of the Company, any of its directors or its executive officers named in this Schedule owns any securities of the Company or any subsidiary thereof, beneficially or of record, has purchased or sold any of such securities within the last two years, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, the knowledge of the Company, its directors and executive officers named in this Schedule, none of their associates beneficially owns, directly or indirectly, any securities of the Company.

     Other than as disclosed in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or its executive officers named in this Schedule has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be voted upon at the Meeting.

     Other than as disclosed in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or its executive officers named in this Schedule is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any class of securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, except that Mr. Rich was a party to an option contract to purchase 250,000 shares of Common Stock at a purchase price of $15 per share. The options expired January 19, 1996.

     Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or its executive officers named in this Schedule, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

     Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or executive officers named in this Schedule, or any of their associates, has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                          DIRECTIONS TO ANNUAL MEETING

                                      MAP

(P) STOCKHOLDER PARKING WILL BE MADE AVAILABLE AT NO CHARGE AT
    THE PARKING STRUCTURE LOCATED JUST WEST OF THE FISHER
    BUILDING UPON SUBMISSION OF THE PARKING VOUCHER INCLUDED
    WITH THE PROXY MATERIALS.

    THERE ARE TWO ENTRANCES TO THE PARKING STRUCTURE -- ONE FROM LOTHROP (THE STREET ON THE NORTH SIDE OF THE FISHER BUILDING) AND ONE FROM EAST GRAND BOULEVARD (THE STREET ON WHICH THE FISHER BUILDING FRONTS). PARKING IN THE PARKING STRUCTURE WILL BE RESERVED EXCLUSIVELY FOR STOCKHOLDERS WITH PARKING VOUCHERS.

DIRECTIONS TO ANNUAL MEETING

[MAP]                                                   ADMISSION
                                                        TICKET
                                                        TO KMART CORPORATION
                                                        1996 ANNUAL MEETING
                                                        OF STOCKHOLDERS
                              FOLD AND DETACH HERE
- ------------------------------------------------------------------------------

Stockholder parking will be made
available at no charge at the
parking structure located just
west of the Fisher Building upon
submission of this parking voucher.
                                                                 STOCKHOLDER
There are two entrances to the            [KMART LOGO]             PARKING
parking structure - one from Lothrop                               VOUCHER
(the street on the north side of the
Fisher Building) and one from East
Grand Boulevard (the street on which
the Fisher Building fronts).  Parking
in the parking structure will be
reserved exclusively for stockholders
with parking vouchers.

- ------------------------------------------------------------------------------

                              KMART CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 21, 1996


     The signer(s) hereby appoint(s) Floyd Hall, Nancie W. LaDuke and Anthony
N. Palizzi, or any one of them, with power of substitution in each, proxies to vote all common stock of the signer(s) in Kmart Corporation at the Annual Meeting of Stockholders to be held at the Fisher Theatre in the Fisher Building, 3011 West Grand Boulevard, Detroit, Michigan 48202, on Tuesday, May 21, 1996 at 10:00 a.m. (local time), and at all adjournments thereof, as specified on the matters indicated on the reverse side hereof, and in their discretion on any other business that may properly come before such Meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                                                                SEE
                                                           REVERSE SIDE


[KMART LOGO]                                                                                     Annual Meeting of Stockholders
                                                                                                 10:00 a.m., Tuesday, May 21, 1996
                                                                                                 Fisher Theatre
                                                                                                 Fisher Building
                                                                                                 3011 West Grand Boulevard
                                                                                                 Detroit, Michigan  48202
                                                                                                 (313) 872-1000

                                                                                                          ADMISSION
                                                                                                            TICKET

                                                                                                 This Ticket is not Transferable.
                                                                                                  Please retain this ticket for
                                                                                                 admittance to the Annual Meeting.

                                                       FOLD AND DETACH HERE
- -----------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSALS

Proposal 1: To elect each of six directors for a term expiring in the year indicated:
                1997 - James O. Welch, Jr.
                1999 - James B. Adamson, Stephen F. Bollenbach, Floyd Hall, Robert D. Kennedy and William P. Weber

Proposal 2: To amend the Company's Directors Stock Plan regarding non-employee directors' stock compensation.

Proposal 3: To amend the Company's 1992 Stock Option Plan regarding the authority of the Compensation and Incentives Committee.

Proposal 4: To ratify the appointment of Price Waterhouse as independent accountants of the Company for the 1996 fiscal year.

Proposal 5: To act upon a stockholder proposal to request adoption of a stock option plan whereby certain awards are contingent upon stock price increases.

Proposal 6: To act upon a stockholder proposal to request adoption of cumulative voting.

Proposal 7: To act upon a stockholder proposal to request elimination of the classification of the
Board of Directors.

Proposal 8: To act upon a stockholder proposal to request elimination of the current retirement plan for non-employee directors.

Proposal 9: To act upon a stockholder proposal to request the Board to undertake a feasibility study of a sale or merger of Kmart and other extraordinary initiatives.


                                                       FOLD AND DETACH HERE               (SEE REVERSE SIDE FOR DIRECTIONS)
- -----------------------------------------------------------------------------------------------------------------------------------
/X/ PLEASE MARK
    VOTES AS IN THIS EXAMPLE

                                                                                        The Board of Directors recommends a vote
          The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.            AGAINST Proposals 5, 6, 7, 8 and 9.

                                                                                                          FOR   AGAINST  ABSTAIN
                                  WITHHOLD                                              5.                / /     / /      / /
                         FOR ALL  FROM ALL               FOR   AGAINST ABSTAIN
1. Election of Directors   / /      / /     Proposal 2   / /     / /     / /            6.                / /     / /      / /

                                            Proposal 3   / /     / /     / /            7.                / /     / /      / /

________________________________________    Proposal 4   / /     / /     / /            8.                / /     / /      / /
If you do not want your shares to be
voted "FOR" a particular nominee, write                                                 9.                / /     / /      / /
the nominee(s) name above.  Your shares
will be voted for the remaining nominees.
                                                           WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS
                                                           PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND VOTED AGAINST
                                                           PROPOSALS 5, 6, 7, 8 AND 9 AS SET FORTH IN THE PROXY STATEMENT.
                                                           -----------------------------------------------------------------------
                                                               For Change of
                                                           Address Mark Here   / /           If You Plan To Attend Meeting,   / /
                                                           And Note at Left.                                     Mark Here.
                                                           -----------------------------------------------------------------------
                                                           Receipt is hereby acknowledged of the Kmart Notice of Meeting and Proxy
                                                           Statement.
                                                           IMPORTANT: Please sign exactly as your name or names appear on this
                                                           Proxy.  Where shares are held jointly, both holders should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.  If the holder is a corporation, execute in full corporate name by authorized officer.


Signature(s) __________________________ Date ______________________  Signature(s) ________________________ Date ____________________

                                          Please Sign This Proxy as Name(s) Appear Above.
